 Exhibit (a)(1)(A)
TWIN RIVER WORLDWIDE HOLDINGS, INC.
Offer to Purchase for Cash
Shares of its Common Stock for an Aggregate Purchase Price
of Not More Than $75 Million
at a Per Share Purchase Price Not Less Than $29.50 Per Share
Nor Greater Than $33.00 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
5:00 P.M., NEW YORK CITY TIME, ON JULY 24, 2019,
UNLESS THE OFFER IS EXTENDED OR TERMINATED
(SUCH TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).

Twin River Worldwide Holdings, Inc., a Delaware corporation (the “Company,” “Twin River,” “we,” “our” or “us”), is offering to purchase for cash shares of its common stock (“Shares”) at a price not less than $29.50 nor greater than $33.00 per Share on the terms and subject to the conditions described in this Offer to Purchase and in the related letter of transmittal (the “Letter of Transmittal” and, together with this Offer to Purchase, as they may be amended or supplemented from time to time, the “Offer”). We are offering to purchase Shares from shareholders of the Company (“Shareholders”) having an aggregate purchase price of no more than $75 million using cash on hand.
Shareholders who wish to tender Shares without specifying a price may do so. With respect to such tenders, Shares will be purchased, on the terms and subject to the conditions of the Offer, at the Purchase Price, determined as provided herein.
After the Expiration Time, we will, on the terms and subject to the conditions of the Offer, determine a single price per Share (the “Purchase Price”), which will be not less than $29.50 and not more than $33.00 per Share, that we will pay for Shares validly tendered in the Offer and not validly withdrawn. The Purchase Price will be the lowest price per Share of not less than $29.50 and not more than $33.00 per Share that will enable the Company to purchase the maximum number of Shares validly tendered in the Offer and not validly withdrawn having an aggregate purchase price not exceeding $75 million. Only Shares validly tendered at prices at or below the Purchase Price (including Shares tendered without a price specified), and not validly withdrawn, will be eligible for purchase in the Offer. Shares validly tendered with a specified price that is greater than the Purchase Price will not be purchased. All Shares purchased pursuant to the Offer will be purchased at the same Purchase Price regardless of whether the Shareholder tendered at a lower price. Because of the proration, “odd lot” priority and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price (including Shares tendered without a price specified) may not be purchased if more than the number of Shares having an aggregate purchase price of  $75 million are validly tendered at or below the Purchase Price (including Shares tendered without a price specified) and not validly withdrawn.
Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $29.50 per Share, the minimum Purchase Price under the Offer, the approximate number of Shares that will be purchased under the Offer would be 2,542,372. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $33.00 per Share, the maximum Purchase Price under the Offer, the approximate number of Shares that will be purchased under the Offer would be 2,272,727. In addition, if more than $75 million in value of Shares are tendered in the Offer at or below the Purchase Price (including Shares tendered without a price specified), we reserve the right to accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2% of our outstanding Shares without extending the Expiration Time.
The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.
Our Shares are listed on the New York Stock Exchange (the “NYSE”) and trade under the symbol “TRWH.” On June 24, 2019, the reported closing price of Shares on the NYSE was $29.17 per Share. You are urged to obtain current market quotations for our Shares before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer. See Section 8.

Our Board of Directors has authorized the Offer, but none of the Board of Directors, the Company, the Depositary, the Dealer Manager, the Information Agent or any of our or their respective affiliates has made, and they are not making, any recommendation to you as to whether you should tender or refrain from tendering your Shares pursuant to the Offer. We have not authorized any person to make any such recommendation. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and at what price. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purpose and effects of the Offer. You are urged to discuss your decision with your own tax, legal and financial advisors and/or broker. See Sections 11, 14 and 15.
Our directors and executive officers are entitled to participate in the Offer on the same basis as all other Shareholders. However, other than as described below with respect to Standard RI Ltd. (“Standard General”), our directors and executive officers have informed us that they do not currently intend to tender their Shares in the Offer, and we are not aware of any affiliated entities that intend to tender their Shares in the Offer. Standard General, which beneficially owns 31.8% of our outstanding Shares as of June 24, 2019, has informed us that it has not determined as of the date of this Offer to Purchase whether or not to tender any of its Shares pursuant to the Offer. However, to provide greater transparency and provide other Shareholders greater influence in determining the ultimate Purchase Price (if Standard General elects to participate), Standard General has informed us that it will notify us whether or not it intends to tender Shares into the Offer no later than six business days prior to the Expiration Time and, if it elects to participate in the Offer, to tender such Shares into the Offer without specifying a price within the $29.50 to $33.00 per Share price range. We will amend this Offer to Purchase to reflect such decision. As a result, the beneficial ownership of our directors, executive officers and affiliates (other than Standard General’s beneficial ownership percentage, which will depend on its participation in the Offer) will increase as a percentage of our outstanding Shares following the consummation of the Offer. See Section 11.
Our directors, executive officers and affiliates, subject to applicable law and applicable policies of the Company (including its Share ownership and stock trading policies), will in the future sell their Shares from time to time in open market and/or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our Shareholders pursuant to the Offer.
If the Offer is oversubscribed, we will first purchase Shares owned in “odd lots” that have been validly tendered at or below the Purchase Price (including Shares tendered without a price specified) and then on a pro rata basis from all Shareholders who validly tender Shares at or below the Purchase Price (including Shares tendered without a price specified) subject to the conditional tender provisions. See Sections 1 and 6.
Neither the Securities and Exchange Commission (“SEC”) nor any other regulatory authority has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.
The Dealer Manager for the Offer is:

Moelis & Company LLC
399 Park Avenue, 5th Floor
New York, New York 10022
(800) 346-8848

The Information Agent for the Offer is:

MacKenzie Partners, Inc.
1407 Broadway
New York, New York 10018
Call Collect: (212) 929-5500
or
Call Toll-Free: (800) 322-2885
Email: tenderoffer@mackenziepartners.com
Questions, requests for assistance and requests for additional copies of Offer materials may be directed to the Information Agent or to the Dealer Manager for the Offer at their respective telephone numbers and addresses set forth above. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
Offer to Purchase, dated June 25, 2019

IMPORTANT
If you want to tender all or any portion of your Shares, you must do one of the following prior to the Expiration Time:
•
if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

•
if you are an institution participating in The Depository Trust Company (“DTC”) and you hold your Shares through DTC, tender your Shares according to the procedures for book-entry transfer described in Section 3; or

•
if you hold certificated or book-entry Shares in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares, if applicable, and any other documents required by the Letter of Transmittal to the Depositary at its address shown on the Letter of Transmittal.

If you want to tender your Shares but your required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.
In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by the Dealer Manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.
Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.
If you wish to maximize the chance that your Shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to Offer.” You should understand that this election might lower the Purchase Price and result in your Shares being purchased at the minimum price of  $29.50 per Share.
To tender Shares validly, other than Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must properly complete and duly execute the Letter of Transmittal.
We are not making the Offer to, and will not accept any tendered Shares from, Shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to Shareholders in any such jurisdiction.
We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares in the Offer. You should rely only on the information contained or incorporated by reference in this Offer to Purchase and in the Letter of Transmittal or in documents to which we have referred you. Subject to applicable law (including Rule 13e-4(d)(2) under the U.S. Securities and Exchange Act of 1934, as amended (the “Exchange Act”), which requires that material changes in the Offer be promptly disseminated to security holders in a manner reasonably designed to inform them of such changes), our delivery of this Offer to Purchase will not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of Twin River or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you information or to make any representation in connection with the Offer other than the information contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any such information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Depositary, the Dealer Manager, the Information Agent or any of our or their respective affiliates.

v

SUMMARY TERM SHEET
We are providing this summary term sheet for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase, but you should understand that it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents relating to the Offer. We have, in certain instances, included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.
Who is offering to purchase the Shares?
The issuer of the Shares, Twin River Worldwide Holdings, Inc., is offering to purchase Shares pursuant to the Offer.
What will be the Purchase Price for the Shares and what will be the form of payment?
We are conducting the Offer by means of a procedure commonly called a “modified Dutch auction.” On the terms and subject to the conditions of the Offer, we are offering to purchase for cash Shares at prices not less than $29.50 nor greater than $33.00 per Share. Using cash on hand, we are offering to purchase Shares having an aggregate purchase price of no more than $75 million. Promptly after the end of the day at 5:00 p.m., New York City time, on July 24, 2019, unless the Offer is extended or terminated (such time, as it may be extended, the “Expiration Time”), we will, on the terms and subject to the conditions of the Offer, determine the Purchase Price, which will be a single price per Share of not less than $29.50 and not more than $33.00 per Share, that we will pay for Shares validly tendered in the Offer and not validly withdrawn, taking into account the number of Shares tendered and the prices specified by Shareholders tendering Shares.
The Purchase Price will be the lowest price per Share of not less than $29.50 and not more than $33.00 per Share that will enable us to purchase the maximum number of Shares validly tendered and not validly withdrawn in the Offer having an aggregate purchase price not exceeding $75 million. We will publicly announce the Purchase Price promptly after we have determined it and, on the terms and subject to the conditions of the Offer (including the proration provisions), we will pay the Purchase Price in cash, subject to applicable withholding and without interest, to all Shareholders whose Shares are accepted for payment pursuant to the Offer. We will pay the Purchase Price promptly after expiration of the Offer, but do not expect to begin making such payments until at least three business days following the Expiration Time. See Section 1.
If you wish to maximize the chance that your Shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to Offer.” You should understand that this election might lower the Purchase Price and result in your Shares being purchased at the minimum price of  $29.50 per Share.
How many Shares of its common stock are you offering to purchase?
We are offering to purchase, at the Purchase Price, Shares validly tendered in the Offer and not validly withdrawn up to a maximum aggregate Purchase Price of  $75 million. Because the Purchase Price will only be determined after the Expiration Time, the number of Shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $29.50 per Share, the minimum Purchase Price under the Offer, the approximate number of Shares that will be purchased under the Offer would be 2,542,372, which represents approximately 6.2% of the total number of Shares issued and outstanding as of June 24, 2019. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $33.00 per Share, the maximum Purchase Price under the Offer, the approximate number of Shares that will be purchased under the Offer would be 2,272,727, which represents approximately 5.5% of the total number of Shares issued and outstanding as of June 24, 2019. See Section 1.
In addition, if more than $75 million in value of Shares is tendered in the Offer at or below the Purchase Price (including Shares tendered without a price specified), we reserve the right to accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2% of our outstanding Shares without extending the Expiration Time. We also expressly reserve the right, in our sole discretion, to purchase additional Shares subject to applicable legal and regulatory requirements. See Section 1.
The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.
How do I tender my Shares?
To tender all or any portion of your Shares, you must do one of the following prior to the Expiration Time:
•
if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

•
if you are an institution participating in DTC and you hold your Shares through DTC, tender your Shares according to the procedures for book-entry transfer described in Section 3; or

•
if you hold certificated or book-entry Shares in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares, if applicable, and any other documents required by the Letter of Transmittal to the Depositary at its address shown on the Letter of Transmittal.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.
If you want to tender your Shares, but your certificates for the Shares are not immediately available or cannot be delivered to the Depositary, you cannot comply with the procedure for book-entry transfer or you cannot deliver the other required documents to the Depositary by the Expiration Time, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.
In accordance with Instructions 2 and 3 to the Letter of Transmittal, each Shareholder who is not tendering through DTC and who desires to tender Shares in the Offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Shareholder,” indicating the price (in increments of  $0.25) at which Shares are being tendered or (2) the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.”
If tendering Shareholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” You should understand that the “Shares Tendered at Price Determined Pursuant to the Offer” election might cause the Purchase Price to be lower and result in the tendered Shares being purchased at the minimum price of $29.50 per Share. See Section 8 for recent market prices for our Shares.
May I tender only a portion of the Shares that I hold?
Yes. You do not have to tender all of the Shares that you own to participate in the Offer.
How will Twin River pay for the Shares?
We intend to fund any purchase of Shares pursuant to the Offer, including the related fees and expenses, from cash on hand. See Section 9.
Assuming the Offer is fully subscribed, we expect the aggregate cost of the Offer, including all fees and expenses relating to the Offer, to be approximately $77 million.
How long do I have to tender Shares?
You may tender your Shares until the Offer expires at the Expiration Time. The Offer will expire at 5:00 p.m., New York City time, on July 24, 2019, unless we extend or terminate the Offer. See Section 16.

If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Sections 1 and 3.
May the Offer be extended, amended or terminated and, if so, under what circumstances?
We may extend the Expiration Time for the Offer in our sole discretion at any time, subject to applicable laws. We may, however, decide not to extend the Expiration Time for the Offer. If we were to extend the Expiration Time for the Offer, we cannot indicate, at this time, the length of any extension that we may provide. In any event, if we extend the Expiration Time for the Offer, we will delay the acceptance of any Shares that have been tendered, and any Shares that have been previously tendered may be withdrawn up until the Expiration Time, as so extended. We may also amend or terminate the Offer in our sole discretion. See Sections 4 and 16.
How will I be notified if the Offer is extended, amended or terminated?
If the Expiration Time for the Offer is extended, we will issue a press release announcing the extension and the new Expiration Time by no later than 9:00 a.m., New York City time, on the first business day after the last previously scheduled Expiration Time. We also will announce any amendment to or termination of the Offer by making a public announcement of such amendment. In the event that the terms of the Offer are amended, we will file with the SEC an amendment to our Offer to Purchase on Schedule TO-I relating to the Offer describing the amendment. See Section 16.
What is the purpose of the Offer?
On June 13, 2019, we announced a program to return up to $250 million of capital to Shareholders pursuant to dividends and share repurchases. The Offer is a way to do this on a basis in which all Shareholders have an equal opportunity to participate in a capital return of up to $75 million and allows us to purchase a fixed dollar amount of Shares for one price per Share.
If we complete the Offer, Shareholders who do not participate in the Offer, including our directors, executive officers and affiliates, and do not otherwise sell their Shares will increase their relative percentage equity ownership interest in us. After the completion of the Offer, purchases we make may be on the same terms as, or on terms more or less favorable to Shareholders than, the terms of the Offer. Any possible future purchases by us will depend on many factors, including the trading price of the Shares, the results of the Offer, our business and financial condition and general economic and market conditions. See Section 2.
Has Twin River or its Board of Directors adopted a position on the Offer?
Our Board of Directors has authorized the Offer, but none of the Board of Directors, the Company, the Depositary, the Dealer Manager, the Information Agent or any of our or their respective affiliates has made, and they are not making, any recommendation to you as to whether you should tender or refrain from tendering your Shares pursuant to the Offer. We have not authorized any person to make any such recommendation. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purpose and effects of the Offer. You are urged to discuss your decision with your own tax, legal and financial advisors and/or broker. See Section 2.
Do Twin River’s directors or executive officers or affiliates intend to tender their Shares in the Offer?
Members of our Board of Directors and officers beneficially own 14,236,592 Shares, or 34.6% of our outstanding Shares. These amounts include (1) 63,059 Shares subject to vested compensatory options and (2) 13,083,391 Shares beneficially owned by Standard General. Soohyung Kim, a member of our Board of Directors, serves as managing partner of Standard General. Other than with respect to Standard General, as discussed below and in Section 11, our directors and executive officers have informed us that they do not currently intend to tender Shares beneficially owned by them into the Offer. Purchases of Shares pursuant to the Offer will increase the percentage equity ownership of non-tendering Shareholders, including directors, executive officers and affiliates who do not sell Shares in the Offer.
Certain of our directors, executive officers and their affiliates have sold Shares in the past and in the future will sell or otherwise dispose of Shares, subject to our share ownership and stock trading policies applicable to directors and executive officers. See Section 2.
Standard General, which beneficially owns 31.8% of our outstanding Shares as of June 24, 2019, has informed us that it has not determined as of the date of this Offer to Purchase whether or not to tender any of its Shares pursuant to the Offer. However, to provide greater transparency and provide other Shareholders greater influence in determining the ultimate Purchase Price (if Standard General elects to participate), Standard General has informed us that it will notify us whether or not it intends to tender Shares into the Offer no later than six business days prior to the Expiration Time and, if it elects to participate in the Offer, to tender such Shares into the Offer by selecting the “Shares Tendered at Price Determined Pursuant to Offer” box in the Letter of Transmittal, without specifying a price within the $29.50 to $33.00 per Share price range. We will amend this Offer to Purchase to reflect such decision.
What are the conditions to the Offer?
Our obligation to accept and purchase and pay for Shares tendered in the Offer depends upon a number of conditions that must be satisfied or waived prior to the Expiration Time, including that:
•
no action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly (1) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain damages in respect of the Offer, (2) seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal, or (3) may result in a delay in our ability to accept for payment or pay for some or all of the Shares;

•
our acceptance for payment, purchase or payment for any Shares tendered in the Offer shall not violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree, injunction or order;

•
no action shall have been taken nor any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic, foreign or supranational, which (1) indicates that any approval or other action of any such court, government, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder or (2) is reasonably likely to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•
no decrease of more than 10% in the Dow Jones Industrial Average, the New York Stock Exchange Index, the New York Stock Exchange Composite Index, the NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on the date of this Offer to Purchase shall have occurred;

•
no general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market, declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;

•
no commencement or escalation, on or after the date of this Offer to Purchase, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism directly or indirectly involving the United States, shall have occurred;

•
no change, condition, event or development, or any condition, event or development involving a prospective change, occurs, shall be discovered or shall be threatened relating to (1) general political, market, economic, financial or industry conditions in the United States or (2) our business, general affairs, management, financial position, shareholders’ equity, income, results of operations, properties, assets, liabilities, condition (financial or otherwise), income, operations, licenses, franchises, permits or prospects, which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer;

•
in the case of any of the matters described in the preceding three bullets existing at the time of the announcement of the Offer, as applicable, no material acceleration or worsening thereof shall have occurred;

•
no tender or exchange offer for any or all of our outstanding Shares (other than the Offer), or any merger, amalgamation, acquisition, business combination or other similar transaction with or involving us, shall have been proposed, announced or made by any third person or entity or shall have been publicly disclosed by a third person, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination or other similar transaction involving us;

•
we shall not have learned after the date of this Offer to Purchase that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause) or otherwise (other than anyone who publicly disclosed such ownership in a filing with SEC or with Rhode Island regulatory authorities on or before the date of this Offer to Purchase (an “Existing 5+% Holder”)), (2) who is an Existing 5+% Holder and has acquired or proposes to acquire, whether through the acquisition of Shares, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause) or otherwise (other than by virtue of the consummation of the Offer or pursuant to proposed transactions for which regulatory approval was sought prior to the date of this Offer to Purchase), beneficial ownership of an additional 1% or more of our outstanding Shares (excluding increases resulting from repurchases of Shares by the Company), or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, after the date of this Offer to Purchase, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•
the consummation of the Offer and the purchase of Shares shall not cause the Shares to cease to be listed on the NYSE or cause the Shares to be subject to deregistration under the Exchange Act;

•
no limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority, or event that could reasonably be expected to materially affect the extension of credit by banks or other lending institution in the United States, shall have occurred; or

•
no approval, permit, authorization, favorable review or consent or waiver of or filing with any governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer, shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, prior to the Expiration Time. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if our determinations are challenged by Shareholders. See Section 7.

How will the Offer affect the number of our Shares outstanding?
As of June 24, 2019, we had 41,147,497 outstanding Shares. At the minimum Purchase Price of  $29.50 per Share, we would purchase approximately 2,542,372 Shares tendered in the Offer if the Offer is fully subscribed. At the maximum Purchase Price of  $33.00 per Share, we would purchase approximately 2,272,727 million Shares tendered in the Offer if the Offer is fully subscribed. The actual number of Shares outstanding immediately following completion of the Offer will depend on the number of Shares tendered and purchased in the Offer as well as the Purchase Price for such Shares. See Section 2.
If any of our Shareholders:
•
who holds Shares in its own name as holder of record; or

•
who is a “registered holder” as a participant in the DTC’s system whose name appears on a security position listing tenders its Shares in full and that tender is accepted in full, then the number of our record holders would be reduced. See Section 2.
Shareholders who do not have their Shares purchased in the Offer will realize an increase in their relative ownership interest in the Company with respect to these Shares following the purchase of Shares pursuant to the Offer. We also expressly reserve the right, in our sole discretion, to purchase additional Shares subject to applicable legal and regulatory requirements. See Section 1.
Will the Company continue as a public company following the Offer?
Yes. In addition, the Offer is conditioned upon the Company having determined that the transaction will not cause the Company to be delisted from the NYSE and will not cause the Shares to be subject to deregistration under the Exchange Act (which would result in the Company ceasing to be subject to the periodic reporting requirements of the Exchange Act). See Sections 2, 7 and 13.
May I change my mind after I have tendered Shares in the Offer, but before the Expiration Time?
Yes. You may withdraw any Shares you have tendered at any time before the Expiration Time. If we have not accepted for payment the Shares you have tendered to us by 12:00 midnight, New York City time, at the end of the day on August 20, 2019 (the 40th business day following the commencement of the Offer), you may also withdraw your Shares at that time. See Section 4.
If you hold interests in Shares through a broker, dealer, commercial bank, trust company or other nominee you must follow that person’s procedures described in instructions that you will receive, which may include an earlier deadline for notification of your desire to withdraw your Shares.
How do I withdraw Shares I previously tendered?
You must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. Additional requirements will apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.
In what order will the Company purchase the tendered Shares?
If the conditions to the Offer have been satisfied or waived and Shares having an aggregate purchase price of less than $75 million are validly tendered and not validly withdrawn prior to the Expiration Time, we will buy all Shares validly tendered and not validly withdrawn at a price equal to the Purchase Price (including Shares tendered without a price specified).
If the conditions to the Offer have been satisfied or waived and Shares having an aggregate purchase price in excess of  $75 million, measured at the maximum price at which such Shares were validly tendered, have been validly tendered and not validly withdrawn prior to the Expiration Time, we will purchase Shares:

•
first, from all holders of  “odd lots” (persons who own fewer than 100 Shares) who validly tender all of their Shares at or below the Purchase Price (including Shares tendered without a price specified) and do not validly withdraw them prior to the Expiration Time, except that tenders of less than all of the Shares owned by an “odd lot” holder will not qualify for this preference;

•
second, subject to the conditional tender provisions described in Section 6, on a pro rata basis from all other Shareholders who validly tender Shares at or below the Purchase Price (including Shares tendered without a price specified) and do not validly withdraw them before the expiration of the Offer; and

•
third, if necessary to permit us to purchase Shares having an aggregate purchase price of $75 million (or such greater amount as we may elect to purchase, subject to applicable law), from holders who have tendered Shares at or below the Purchase Price (including Shares tendered without a price specified) conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, holders whose Shares are conditionally tendered must have validly tendered all of their Shares and not validly withdrawn them prior to the Expiration Time.

Therefore, it is possible that we will not purchase any or all of the Shares that you tender. See Section 1.
If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?
If you are the owner of fewer than 100 Shares in the aggregate, whether such Shares are owned beneficially or of record, if you validly tender all of these Shares at or below the Purchase Price (including Shares tendered without a price specified) prior to the Expiration Time (and do not validly withdraw such Shares) and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the Offer are satisfied or waived, we will purchase all of your Shares without subjecting them to proration. This preference is not available to partial tenders or to holders of 100 or more Shares in the aggregate, whether such Shares are owned beneficially or of record, even if these holders have separate accounts or certificates representing fewer than 100 Shares. See Section 1.
What will happen if I do not tender my Shares?
Shareholders who do not participate in the Offer and do not otherwise sell their Shares will retain their Shares and, if the Company completes the Offer, their relative ownership interest in the Company will increase. See Section 2.
Do I need regulatory approval to participate in the Offer?
Although we are a highly regulated company, Shareholders are not required to obtain regulatory approval to sell Shares to us pursuant to the Offer. However, the laws of various states require regulatory approvals for acquiring or owning more than certain percentage thresholds of our Shares. See Section 2. Based on Share ownership information available to us, we believe that our purchase of Shares pursuant to the Offer would not cause any Shareholder to exceed a regulatory ownership threshold applicable to us or our Shareholders. Nonetheless, Shareholders with substantial equity ownership interests in us are encouraged to consult their own legal counsel or regulatory authorities with respect to regulatory matters.
When and how will Twin River pay for my tendered Shares that are accepted for purchase pursuant to the Offer?
Promptly after the Expiration Time, we will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, for the Shares we purchase. We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, on the business day following the Expiration Time. We do not expect, however to announce the final results of any proration or the Purchase Price and begin paying for the tendered Shares until at least three business days after the Expiration Time. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the Expiration Time. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment pursuant to the Offer. See Sections 5 and 9.
Does the Company intend to repurchase any Shares other than pursuant to the Offer during or after the Offer?
Rule 13e-4(f)(6) of the Exchange Act prohibits us and our affiliates from purchasing any Shares, other than pursuant to the Offer, until the expiration of at least ten business days after the expiration of the Offer, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act. Beginning on the eleventh business day after the Expiration Time, we may make stock repurchases from time to time on the open market and/or in private transactions. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of Shares, if any, that we purchase in this Offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the Shares, our cash requirements and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling Shareholders in those transactions than the terms of the Offer.
What is the recent market price for Shares?
On June 24, 2019, the reported closing price of our Shares on the NYSE was $29.17 per Share. You are urged to obtain current market quotations for our Shares before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer. See Section 8. You are urged to seek to obtain current market information for our Shares or advice from your financial advisor before deciding whether to tender your Shares pursuant to the Offer and, if so, how many Shares to tender.
Will I have to pay brokerage fees and commissions if I tender my Shares?
If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders Shares on your behalf, that person may charge you a fee or commission for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any such charges will apply. See Section 3.
What is the accounting treatment of the Offer?
The accounting for the purchase of Shares pursuant to the Offer will result in a reduction of our Shareholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase and a corresponding reduction in our cash and cash equivalents. See Section 2.
What are the United States federal income tax consequences if I tender my Shares?
Your receipt of cash for your tendered Shares will be treated as either consideration received in a sale or exchange or a distribution depending on your circumstances. See Section 15. Each Shareholder is advised to consult its own tax advisor to determine the United States federal, state, local, foreign and other tax consequences to it of the Offer.
Will I have to pay a stock transfer tax if I tender my Shares?
If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered Shares to the registered holder, you will not incur any stock transfer tax. See Section 5.
Whom do I contact if I have questions about the Offer?
For additional information or assistance, you may contact the Information Agent or the Dealer Manager for the Offer, at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Offer to Purchase and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act, that involve substantial risks and uncertainties. In some cases you can identify these statements by forward-looking words such as “anticipate;” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plans,” “planned,” “seek,” “should,” “will,” and “would,” or similar words. Statements that contain these words and other statements that are forward-looking in nature should be read carefully because they discuss future expectations, contain projections of future results of operations or of financial positions or state other “forward-looking” information.
Forward-looking statements involve inherent uncertainty and may ultimately prove to be incorrect or false. You are cautioned not to place undue reliance on forward-looking statements. Except as otherwise may be required by law, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or actual operating results. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to:
•
the risk that negative industry or economic trends and reductions in discretionary consumer spending as a result of competition, downturns in the economy or other changes could harm our business;

•
the risk that new gaming licenses or jurisdictions become available (or offer different gaming regulations or taxes) that results in increased competition to us;

•
the effect of the expansion of legalized gaming in the regions in which we operate;

•
the effects of intense competition that exists in the gaming industry;

•
the effects of the extensive governmental gaming regulation and taxation policies that we are subject to, as well as any changes in laws and regulations, including increased taxes, which could harm our business;

•
the risk that regulatory authorities may revoke, suspend, condition or limit our gaming or other licenses, impose substantial fines and take other adverse actions against any of our operations;

•
the risk that any breach of the terms of the regulatory agreement to which we are a party with Rhode Island regulatory authorities could harm our business;

•
our obligation to fund multi-employer pension plans to which we contribute;

•
our ability to realize the anticipated benefit from our recently completed acquisition of Dover Downs Gaming & Entertainment, Inc.;

•
the risk that our acquisitions and other expansion opportunities divert management’s attention or incur substantial costs, or that we are otherwise unable to develop, profitably manage or successfully integrate the businesses we acquire;

•
our ability to comply with the covenants in the agreements governing our outstanding indebtedness;

•
the risk that we may be unable to refinance our outstanding indebtedness as it comes due, or that if we do refinance, the terms are not favorable to us;

•
the effects of extreme weather conditions or natural disasters on our facilities and the geographic areas from which we draw our customers, and our ability to recover insurance proceeds (if any);

•
the effects of events adversely impacting the economy or the regions from which we draw a significant percentage of our customers, including the effects of economic recession, war, terrorist or similar activity or disasters in, at, or around our properties;

•
the risk that we fail to adapt our business and amenities to changing customer preferences;

•
the risk of failing to maintain the integrity of our information technology infrastructure, including cyber security hacking, causing the unintended distribution of our customer data to third parties and access by third parties to our customer data;

•
our estimated effective income tax rates, estimated tax benefits and the merits of our tax positions;

•
the potential of certain of our Shareholders owning large interests in our capital stock to significantly influence our affairs; and

•
the other risk factors discussed under “Risk Factors” in the documents incorporated by reference. See Section 10.

This list of risks and uncertainties is only a summary of some of the most important factors that could cause our actual results to differ materially from those anticipated in forward-looking statements and is not intended to be exhaustive. You should carefully review the risks described under “Risk Factors” in the documents incorporated into this Offer to Purchase (See Section 10), as well as any other cautionary language in this Offer to Purchase, as the occurrence of any of these events could adversely affect our business, financial condition, results of operations or prospects and such adverse effect could be material.

INTRODUCTION
On the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal, we invite Shareholders to tender their Shares for purchase by us. On such terms, we are offering to purchase Shares pursuant to this Offer at prices specified by the tendering Shareholders of not less than $29.50 nor greater than $33.00 per Share. We are offering to purchase Shares having an aggregate purchase price of no more than $75 million using cash on hand.
The Offer will expire at the Expiration Time, which is 5:00 p.m., New York City time, on July 24, 2019, unless the Offer is extended or terminated by us.
After the Expiration Time, assuming the conditions to the Offer have been satisfied or waived, we will determine a single price per Share (the Purchase Price), which will be not less than $29.50 and not more than $33.00 per Share, that we will pay for Shares validly tendered in the Offer and not validly withdrawn, taking into account the number of Shares tendered. The Purchase Price will be the lowest price per Share of not less than $29.50 and not more than $33.00 per Share that will enable us to purchase the maximum number of Shares validly tendered in the Offer and not validly withdrawn having an aggregate purchase price not exceeding $75 million. Shares validly tendered pursuant to this Offer to Purchase at a price that is greater than the Purchase Price will not be purchased. All Shares purchased pursuant to the Offer will be purchased at the same Purchase Price regardless of whether the Shareholder tendered at a lower price (or did not specify a price).
Unless tendering directly through DTC, Shareholders must complete, among other items, the section of the Letter of Transmittal relating to the price at which they are tendering Shares in order to validly tender Shares. Any Shareholder not tendering directly through DTC who wishes to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are being tendered. A Shareholder tendering Shares through DTC using its Automated Tender Option Program (“ATOP”) who wishes to tender Shares at more than one price must complete a separate ATOP transfer with respect to the Shares to be tendered at each price. The same Shares cannot be tendered at more than one price, unless such Shares have been previously and validly withdrawn. See Sections 3 and 4.
Only Shares validly tendered and not validly withdrawn will be eligible for purchase. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Time. See Sections 3 and 4.
The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.
Our Board of Directors has authorized the Offer, but none of the Board of Directors, the Company, the Depositary, the Dealer Manager, the Information Agent or any of our or their respective affiliates has made, and they are not making, any recommendation to you as to whether you should tender or refrain from tendering your Shares. We have not authorized any person to make any such recommendation. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purpose and effects of the Offer. You are urged to discuss your decision with your own tax, legal and financial advisors and/or broker. See Section 11.
We expressly reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. We may increase the value of Shares sought in the Offer, subject to applicable law. See Section 16.
Members of our Board of Directors and executive officers beneficially own 14,236,592 Shares, or 34.6% of our fully diluted outstanding Shares as of June 24, 2019. These amounts include (1) 63,059 Shares subject to vested compensatory options and (2) 13,083,391 Shares of Standard General beneficially owned by Standard General. Soohyung Kim, a member of our Board of Directors, serves as managing partner of Standard General. Other than with respect to Standard General, as discussed below and in Section 11, our directors and executive officers have informed us that they do not currently intend to tender Shares beneficially owned by them into the Offer. Purchases of Shares pursuant to the Offer will increase the percentage equity ownership of non-tendering Shareholders, including our directors, executive officers and affiliates who do not sell Shares in the Offer.

Certain of our directors, executive officers and their affiliates have sold Shares in the past and in the future will sell or otherwise dispose of Shares, subject to our share ownership policies applicable to directors and executive officers and subject to the Company’s stock trading policies. See Sections 2 and 11.
Standard General, which beneficially owns 31.8% of our outstanding Shares as of June 24, 2019, has informed us that it has not determined as of the date of this Offer to Purchase whether or not to tender any of its Shares pursuant to the Offer. However, to provide greater transparency and provide other Shareholders greater influence in determining the ultimate Purchase Price (if Standard General elects to participate), Standard General has informed us that it will notify us whether or not it intends to tender Shares into the Offer no later than six business days prior to the Expiration Time and, if it elects to participate in the Offer, to tender such Shares into the Offer by selecting the “Shares Tendered at Price Determined Pursuant to Offer” box on the Letter of Transmittal without specifying a price within the $29.50 to $33.00 per Share price range. We will amend this Offer to Purchase to reflect such decision.
On the terms and subject to the conditions of the Offer, if Shares having an aggregate purchase price of less than $75 million are validly tendered and not validly withdrawn, we will buy all Shares validly tendered and not validly withdrawn at a price equal to the Purchase Price (including Shares tendered without a price specified). On the terms and subject to the conditions of the Offer, if the number of Shares validly tendered at or below the Purchase Price (including Shares tendered without a price specified) and not validly withdrawn prior to the Expiration Time would result in an aggregate purchase price of more than $75 million, we will purchase Shares:
•
first, from all holders of  “odd lots” (persons who own fewer than 100 Shares) who validly tender all of their Shares at or below the Purchase Price (including Shares tendered without a price specified) and do not validly withdraw them prior to the Expiration Time, except that tenders of less than all of the Shares owned by an “odd lot” holder will not qualify for this preference;

•
second, subject to the conditional tender provisions described in Section 6, on a pro rata basis from all other Shareholders who validly tender Shares at or below the Purchase Price (including Shares tendered without a price specified) and do not validly withdraw them before the expiration of the Offer; and

•
third, if necessary to permit us to purchase Shares having an aggregate purchase price of $75 million (or such greater amount as we may elect to purchase, subject to applicable law), from holders who have tendered Shares at or below the Purchase Price (including Shares tendered without a price specified) conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, holders whose Shares are conditionally tendered must have validly tendered all of their Shares and not validly withdrawn them prior to the Expiration Time. See Sections 1 and 6.

It is therefore possible that some or all of the Shares you tender will not be purchased. Moreover, because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price (including Shares tendered without a price specified). See Section 1.
The Purchase Price will be paid to Shareholders whose Shares are accepted for payment in cash, less any applicable withholding taxes and without interest. Tendering Shareholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Section 5 hereof, stock transfer taxes on the purchase of Shares by us pursuant to the Offer. Shareholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other nominee to determine whether any charges may apply if Shareholders tender Shares through such nominees and not directly to the Depositary. See Section 3.
Any tendering Shareholder or other payee who is a United States Holder (as defined in Section 15) and who fails to complete, sign and return to the Depositary, or other withholding agent, the Internal Revenue Service (“IRS”) Form W-9 included with the Letter of Transmittal, and any tendering Shareholder or other payee who is a Non-United States Holder (as defined in Section 15) and who fails to complete, sign and return to the Depositary, or other withholding agent, the appropriate IRS Form W-8 or other applicable form, may be subject to United States federal income tax backup withholding (currently at a rate of 24%) of the gross proceeds paid to the Shareholder or other payee pursuant to the Offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. See Section 3. Also, see Section 15 regarding certain United States federal income tax consequences of the Offer.
We will pay all reasonable fees and expenses incurred in connection with the Offer by the Dealer Manager and the Depositary. See Section 17.
As of June 24, 2019, there were 41,147,497 Shares outstanding. Since the Purchase Price will only be determined after the Expiration Time, the number of Shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $29.50 per Share, the minimum Purchase Price under the Offer, the approximate number of Shares that will be purchased under the Offer would be 2,542,372. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $33.00 per Share, the maximum Purchase Price under the Offer, the approximate number of Shares that will be purchased under the Offer would be 2,272,727. See Section 1.
Our common stock is listed on the NYSE and trades under the symbol “TRWH.” On June 24, 2019, the reported closing price of our common stock was $29.17 per Share. You are urged to obtain current market quotations for our common stock before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer. See Section 8.

THE OFFER
1.   Number of Shares; Purchase Price; Proration
General.   Promptly following the Expiration Time, we will, on the terms and subject to the conditions of the Offer, determine a single Purchase Price (which will be not less than $29.50 and not more than $33.00 per Share) that we will pay for Shares validly tendered in the Offer and not validly withdrawn, taking into account the number of Shares tendered pursuant to the Offer to Purchase and the prices specified by Shareholders tendering Shares.
The Purchase Price will be the lowest price per Share of not less than $29.50 and not more than $33.00 per Share that will enable us to purchase the maximum number of Shares validly tendered in the Offer and not validly withdrawn having an aggregate purchase price not exceeding $75 million. Only Shares validly tendered at prices at or below the Purchase Price (including Shares tendered without a price specified), and not validly withdrawn, will be eligible for purchase in the Offer. Shares validly tendered pursuant to the Offer to Purchase will not be purchased if the price specified is greater than the Purchase Price.
Promptly after determining the Purchase Price, we will publicly announce the Purchase Price and all Shareholders who have validly tendered and not validly withdrawn their Shares at prices equal to or less than the Purchase Price (including Shares tendered without a price specified) will receive the Purchase Price, payable in cash, less any applicable withholding taxes and without interest, for all Shares purchased on the terms and subject to the conditions of the Offer, including the provisions relating to “odd lot” priority, proration and conditional tender described below.
Shares will be purchased at the Purchase Price, on the terms and subject to the conditions of the Offer.
See Section 16 for a description of our right to extend, delay, terminate or amend the Offer. We also expressly reserve the right, in our sole discretion, to purchase additional Shares subject to applicable legal and regulatory requirements. In addition, if more than $75 million in value of Shares are tendered in the Offer at or below the Purchase Price (including Shares tendered without a price specified), we reserve the right to accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2% of our outstanding Shares without extending the Expiration Time.
However, if we:
•
increase the maximum price to be paid above $33.00 per Share or decrease the price to be paid below $29.50 per Share or otherwise change the price range at which we are offering to purchase Shares in the Offer;

•
increase the aggregate purchase price for Shares being sought in the Offer and such increase would result in the prospective purchase of a number of Shares exceeding 2% of our outstanding Shares; or

•
decrease the aggregate purchase price for Shares being sought in the Offer; and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that announcement of any such change is first published, sent or given in the manner specified in Section 16, the Offer will be extended until a date that is on or after the expiration of such period of ten business days. A “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.
In accordance with Instructions 2 and 3 to the Letter of Transmittal, each Shareholder who is not tendering through DTC and who desires to tender Shares in the Offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Shareholder,” indicating the price (in increments of  $0.25) at which Shares are being tendered or (2) the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” If tendering Shareholders wish to maximize the chance that their

Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” These tenders could lower the Purchase Price and could result in Shares being purchased at the minimum price of  $29.50 per Share. See Section 8 for recent market prices for our Shares.
We will purchase Shares acquired pursuant to the Offer free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such Shares to Shareholders of record on or prior to the date on which the Shares are purchased under the Offer will be for the account of such Shareholders. See Section 8.
The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.
Shares tendered and not purchased, including all Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Shares, to the tendering Shareholder at our expense promptly after the Expiration Time or termination of the Offer.
Priority of Purchases.    On the terms and subject to the conditions of the Offer, if Shares having an aggregate purchase price of less than $75 million are validly tendered and not validly withdrawn, we will buy all Shares validly tendered and not validly withdrawn that are tendered a price that is at or below the Purchase Price (including Shares tendered without a price specified). On the terms and subject to the conditions of the Offer, if the number of Shares validly tendered at or below the Purchase Price (including Shares tendered without a price specified) and not validly withdrawn prior to the Expiration Time would result in an aggregate purchase price of more than $75 million, we will purchase Shares:
•
first, we will purchase all Shares tendered by any Odd Lot Holder (as defined below) who:

•
validly tenders and does not validly withdraw prior to the Expiration Time all Shares owned, whether such Shares are owned beneficially or of record, by the Odd Lot Holder at a price at or below the Purchase Price (including Shares tendered without a price specified) (tenders of less than all of the Shares owned by an Odd Lot Holder will not qualify for this preference); and

•
completes the section entitled “Odd Lots” in the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message (as defined below), and, if applicable, in the Notice of Guaranteed Delivery.

•
Notwithstanding the foregoing, tenders of less than all of the Shares owned by an “Odd Lot” Holder will not qualify for this preference.

•
second, subject to the conditional tender provisions described in Section 6, from all other Shareholders (except for Shareholders who tendered Shares conditionally for which the condition was not satisfied) who validly tender Shares at or below the Purchase Price (including Shares tendered without a price specified), and do not validly withdraw them prior to the Expiration Time, on a pro rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional Shares, as described below, until we have purchased Shares resulting in an aggregate purchase price of  $75 million.

•
third, if necessary to permit us to purchase Shares having an aggregate purchase price of  $75 million, from holders who validly tender Shares at or below the Purchase Price (including Shares tendered without a price specified) (and do not validly withdraw them prior to the Expiration Time) conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, Shareholders whose Shares are conditionally tendered must have validly tendered and not validly withdrawn all of their Shares prior to the Expiration Time. See Section 6.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that all of the Shares that a Shareholder tenders in the Offer at or below the Purchase Price (including Shares tendered without a price specified) may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of Shares, it is possible that none of those Shares will be purchased.

Odd Lots.   The term “odd lots” means all Shares validly tendered prior to the Expiration Time at prices at or below the Purchase Price (including Shares tendered without a price specified) and not validly withdrawn by any person who owned a total of fewer than 100 Shares in the aggregate, whether such Shares are owned beneficially or of record (an “Odd Lot Holder”), and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered Shares. This preference is not available to partial tenders or to holders of 100 or more Shares in the aggregate, whether such Shares are owned beneficially or of record, even if these holders have separate accounts or certificates representing fewer than 100 Shares. By tendering in the Offer, an Odd Lot Holder who holds Shares in his or her name and tenders such Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also any applicable odd lot discounts that might apply to sales of their Shares in market transactions. Any Odd Lot Holder wishing to tender all of his or her Shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.
Proration.   The proration period is the period for accepting Shares on a pro rata basis in the event that the Offer is oversubscribed. The proration period will expire at the Expiration Time. If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional Shares and subject to conditional tenders described in Section 6, proration for each Shareholder tendering Shares at or below the Purchase Price (including Shares tendered without a price specified) (other than Odd Lot Holders) will be based on the ratio of the total number of Shares to be purchased by us (excluding Shares purchased from Odd Lot Holders) to the number of Shares validly tendered and not validly withdrawn by all Shareholders (other than Odd Lot Holders) at or below the Purchase Price (including Shares tendered without a price specified). This ratio will be applied to Shareholders (other than Odd Lot Holders) validly tendering Shares at or below the Purchase Price (including Shares tendered without a price specified) to determine the number of Shares that will be purchased from each tendering Shareholder in the Offer. Because of the time required to verify the number of Shares validly tendered and not validly withdrawn, and because of the odd lot procedures described above and the conditional tender procedures described in Section 6, if the Offer is over-subscribed, we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until up to three business days after the Expiration Time. In the event of proration, we will determine the proration factor promptly following the Expiration Time, and the preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, Shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.
As described in Section 15, the number of Shares that we will purchase from a Shareholder pursuant to the Offer may affect the U.S. federal income tax consequences of the purchase to the Shareholder and, therefore, may be relevant to a Shareholder’s decisions whether or not to tender Shares and whether or not to condition any tender upon our purchase of a stated number of Shares held by such Shareholder. The Letter of Transmittal affords each Shareholder who tenders Shares registered in such Shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased. See Section 6.
This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee Shareholders and similar persons whose names, or the names of whose nominees, appear on the Company’s Shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.
2.   Purpose of the Offer; Certain Effects of the Offer
Purpose of the Offer.   On June 13, 2019, our Board of Directors approved a capital return program authorizing the Company to expend up to an aggregate of  $250 million for share repurchases and dividends. The Company said at that time that (1) the share repurchases may be effected in various ways, which could include open-market or private transactions, accelerated stock repurchase programs, tender offers or other transactions, (2) the amount, timing and terms of any return of capital transaction will be determined based on prevailing market conditions and other factors, and (3) there would be no fixed time period for share repurchases. The Board of Directors also approved the payment of quarterly dividends at the rate of  $0.10 per Share, with the first dividend payable on July 23, 2019 to Shareholders of record as of the close of business on July 9, 2019. The payment of future dividends is in the discretion of the Board of Directors.
The Offer is part of the capital return program intended to return cash to our Shareholders by providing them the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment if they so elect.
Assuming the completion of the Offer, we believe that our anticipated cash flow from operations and our financial condition will be adequate for our needs. However, actual experience may differ significantly from our expectations.
Shareholders who wish to achieve a greater percentage of equity ownership in the Company will be able to do so by not tendering their Shares in the Offer or otherwise selling their Shares and, if the Company completes the Offer, will therefore have a greater percentage ownership in the Company and its future operations, while also bearing the attendant risks associated with owning Shares.
After the completion of the Offer, purchases we make may be on the same terms as, or on terms more or less favorable to Shareholders than, the terms of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the Shares, the results of the Offer, our business and financial condition and general economic and market conditions.
Our Board of Directors has authorized the Offer, but none of the Board of Directors, the Company, the Depositary, the Dealer Manager, the Information Agent or any of our or their respective affiliates has made, and they are not making, any recommendation to you as to whether you should tender or refrain from tendering your Shares. We have not authorized any person to make any such recommendation. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purpose and effects of the Offer. You are urged to discuss your decision with your own tax advisor, financial advisor and/or broker.
Certain Effects of the Offer.   Shareholders who do not tender their Shares in the Offer and Shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of Shares or proration will continue to be owners of the Company and be subject to the risks of such ownership. If we complete the Offer, those Shareholders will realize an automatic increase in their relative ownership interest in the Company and also will bear the attendant risks associated with the increased ownership interest. Shareholders may be able to sell non-tendered Shares in the future at a net price that may be more or less favorable than the Purchase Price to be paid to our Shareholders pursuant to the Offer. We can give no assurance as to the price at which a Shareholder may be able to sell its Shares in the future.
The Offer will reduce our “public float,” which is the number of Shares owned by Shareholders and available for trading in the securities markets. This could reduce the volume of trading in our Shares and may affect stock prices and liquidity in the trading of our Shares. In addition, the Offer will increase the proportional ownership of officers and directors who do not participate in the Offer and any other Shareholders who do not participate or participate only in part in the Offer.
In addition, strategic acquisitions have been and are expected to continue to be part of our strategy. While we believe that our financial resources are sufficient to enable us to pursue our strategy, purchases of Shares will reduce our capital resources available for acquisitions and other purposes.
Although we are a highly regulated company, Shareholders are not required to obtain regulatory approval to sell Shares to us pursuant to the Offer. The laws of various states require regulatory approvals for acquiring or owning more than certain percentage thresholds of our Shares, typically 5% (the threshold in Rhode Island and Colorado) or 10% (the threshold in Delaware), with an exception for up to 15% ownership for certain passive institutional shareholders (applicable in all three states). Our regulatory agreement with Rhode Island authorities (a copy of which is filed with our SEC documents; see Section 10), which otherwise imposes obligations on us with respect to Shareholder licensing and ownership levels in that state, provides that it is not a breach by us if a Shareholder’s ownership increases by less than 1% of the total outstanding shares by reason of stock repurchases that result in a Shareholder’s ownership exceeding a relevant threshold. However, we believe that Rhode Island regulators would not necessarily apply this provision to Shareholder licensing requirements and the regulatory agreement is not relevant to licensing requirements of other states that apply or could apply to us.
Based on Share ownership information available to us, we believe that our purchase of Shares pursuant to the Offer would not cause any Shareholder to exceed a regulatory ownership threshold applicable to us or our Shareholders. Nonetheless, Shareholders with substantial equity ownership stakes in us are encouraged to consult their own counsel or regulatory authorities with respect to these matters.
Other than with respect to Standard General, as discussed below and in Section 11, our directors and executive officers have informed us that, as of the date of this Offer to Purchase, they do not currently intend to tender their Shares in the Offer. Furthermore, we are not aware of any affiliated entities that intend to tender their Shares in the Offer. Standard General, which beneficially owns 31.8% of our outstanding Shares as of June 24, 2019, has informed us that it has not determined as of the date of this Offer to Purchase whether or not to tender any of its Shares pursuant to the Offer. However, to provide greater transparency and provide other Shareholders greater influence in determining the ultimate Purchase Price (if Standard General elects to participate), Standard General has informed us that it will notify us whether or not it intends to tender Shares into the Offer no later than six business days prior to the Expiration Time and, if it elects to participate in the Offer, to tender such Shares into the Offer by selecting the “Shares Tendered at Price Determined Pursuant to the Offer” box in the Letter of Transmittal, without specifying a price within the $29.50 to $33.00 per Share price range. We will amend this Offer to Purchase to reflect such decision. As a result, the beneficial ownership of our directors, executive officers and affiliates (other than Standard General’s beneficial ownership, which will depend on its participation in the Offer) will increase as a percentage of our outstanding Shares following the consummation of the Offer.
Our directors, executive officers and affiliates, subject to applicable law and applicable policies of the Company (including its Share ownership and stock trading policies), will in the future sell their Shares from time to time in open market and/or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our Shareholders pursuant to the Offer. Standard General has filed a Schedule 13D with the SEC which among other things sets forth its plans and proposals with respect to its investment in Shares. Our executive officers and directors (other than Mr. Kim who declines director compensation) regularly receive equity awards under our stock plans as a substantial portion of their compensation from us. Whether executive officers and such other directors will sell Shares, the timing of sales and the amounts sold will depend on their particular circumstances, including their tenure with the Company, personal financial planning considerations, capital requirements and other factors, as well as our Share ownership and trading policies.
Based on the published guidelines of the NYSE and the conditions of the Offer, we do not believe that our purchase of Shares pursuant to the Offer will result in the delisting from the NYSE of the Company’s remaining Shares. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our Shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our Shareholders. We believe that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon the Company having determined that the consummation of the Offer will not cause the Shares to be delisted from the NYSE or be eligible for deregistration under the Exchange Act.
Shares acquired pursuant to the Offer will become treasury stock of the Company and will be available to us without further Shareholder action, except as required by applicable law or the NYSE rules for purposes including the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We currently have no plans for the Shares purchased in the Offer.

Our Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. We believe that, following the purchase of Shares pursuant to the Offer our Shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.
3.   Procedures for Tendering Shares
Valid Tender of Shares.    For Shares to be tendered validly in the Offer:
•
the certificates for the Shares or confirmation of receipt of the Shares under the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the end of the day on the Expiration Time by the Depositary at its address set forth on the back cover page of this Offer to Purchase; or

•
the tendering Shareholder must comply with the guaranteed delivery procedures set forth below.

Notwithstanding any other provisions hereof, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary’s account), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent’s Message in connection with book-entry delivery and any other documents required by the Letter of Transmittal.
In accordance with Instructions 2 and 3 to the Letter of Transmittal, each Shareholders who is not tendering through DTC and who desires to tender Shares in the Offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Shareholder,” indicating the price (in increments of  $0.25) at which Shares are being tendered or (2) the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.”
If tendering Shareholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” You should understand that the “Shares Tendered at Price Determined Pursuant to the Offer” election might cause the Purchase Price to be lower and result in the tendered Shares being purchased at the minimum price of  $29.50 per Share. See Section 8 for recent market prices for Shares.
If tendering Shareholders using a Letter of Transmittal wish to indicate a specific price (in increments of  $0.25) at which their Shares are being tendered, they must check the box indicating such price under the section captioned “Shares Tendered at Price Determined by Shareholder.” Tendering Shareholders should be aware that this election could result in none of their Shares being purchased if the Purchase Price selected by the Company for the Shares is less than the price selected by the Shareholder. A Shareholder not tendering directly through DTC who wishes to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are being tendered. A Shareholder tendering Shares through DTC who wishes to tender Shares at more than one price must complete a separate transfer with respect to the Shares to be tendered at each price. The same Shares cannot be tendered (unless previously validly withdrawn in accordance with the terms of the Offer) at more than one price. Separate notices of withdrawal (described in Section 4) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders Shares at different prices; however, absent a valid notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Shareholders may contact the Depositary for additional instructions.
Shareholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee must contact their broker, dealer, commercial bank, trust company or other nominee in order to tender their Shares. Shareholders who hold Shares through nominee Shareholders are urged to consult their nominees to determine whether any charges may apply if Shareholders tender Shares through such nominees and not directly to the Depositary.

Odd Lot Holders must tender all of their Shares and also complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, if they wish to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1.
Shareholders may tender Shares subject to the condition that all or a specified minimum number of Shares be purchased. Any Shareholder desiring to make such a conditional tender should so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering Shareholder’s responsibility to determine the minimum number of Shares to be purchased. Shareholders are urged to consult their own investment and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 6.
Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement.     The tender of Shares pursuant to any one of the procedures described above will constitute the tendering Shareholder’s acceptance of the terms and conditions of the Offer and an agreement between the tendering Shareholder and us, on the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with the laws of the State of New York. In addition, the tender of Shares pursuant to any one of the procedures described above will constitute the tendering Shareholder’s representation and warranty to us that (1) the Shareholder has a “net long position” in the Shares or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, (2) the tender of Shares complies with Rule 14e-4 under the Exchange Act, (3) the tendered Shares are not currently subject to any contractual or other restriction, and (4) the Shareholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal.
It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares for his or her own account unless the person so tendering (1) has a net long position equal to or greater than the number of Shares tendered or other securities immediately convertible into, or exercisable or exchangeable for, the number of Shares tendered and will acquire such Shares for tender by conversion, exercise or exchange of such other securities and (2) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 under the Exchange Act provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.
Shareholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee must contact their broker, dealer, commercial bank, trust company or other nominee in order to tender their Shares. Shareholders who hold Shares through nominee Shareholders are urged to consult their nominees to determine whether any charges may apply if Shareholders tender Shares through such nominees and not directly to the Depositary.
Signature Guarantees and Method of Delivery.    If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder of the certificate surrendered, then the tendered certificate or Letter of Transmittal must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution (as defined below). No signature guarantee is required if:
•
the Letter of Transmittal is signed by the registered holder of the Shares tendered and the holder has not completed either the section entitled “Special Delivery Instructions” or the section entitled “Special Payment Instructions” in the Letter of Transmittal; or

•
Shares are tendered for the account of a broker, dealer, commercial bank, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a broker, dealer, commercial bank, credit union, savings association or other entity that is also an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the Shares, a properly completed and duly executed Letter of Transmittal, including any required signature guarantees and any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering Shareholder. Shares will be deemed delivered only when actually received by the Depositary. If delivery is by mail, then registered mail with return receipt requested, validly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
All deliveries made in connection with the Offer, including a Letter of Transmittal and certificates for Shares, must be made to the Depositary and not to us. Any documents delivered to us will not be forwarded to the Depositary and therefore will not be deemed to be validly tendered.
Book-Entry Delivery.    The Depositary will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer those Shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (1) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover page of this Offer to Purchase prior to the Expiration Time or (2) the guaranteed delivery procedures described below must be followed if book-entry transfer of the Shares cannot be effected prior to the Expiration Time.
The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.
The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering Shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that we may enforce such agreement against that participant.
Guaranteed Delivery.    If a Shareholder desires to tender Shares in the Offer and cannot deliver all required documents to the Depositary prior to the Expiration Time, the Shares may still be tendered if all of the following conditions are satisfied:
•
the tender is made by or through an Eligible Institution;

•
the Depositary receives by mail, overnight courier or facsimile transmission, prior to the Expiration Time, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Information Agent will provide to you upon request (see the last page of this Offer to Purchase), including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

•
a confirmation of a book-entry transfer of such Shares into the Depositary’s account (or any certificates for such Shares), together with a properly completed and duly executed Letter of Transmittal with any required signature guarantee or an Agent’s Message and any other documents required by the Letter of Transmittal, are received by the Depositary within two NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

U.S. Federal Income Tax Backup Withholding.    Under the U.S. federal income tax backup withholding rules, a portion (24% under current law) of the gross proceeds payable to a Shareholder or other payee pursuant to the Offer may be withheld and remitted to the IRS, unless the Shareholder or other payee (1) properly establishes that it is an “exempt recipient” (as defined below) or otherwise establishes it is exempt from backup withholding or (2) duly completes, signs and submits IRS Form W-9 included as part of the Letter of Transmittal certifying under penalties of perjury that (A) the tax identification number provided on the IRS Form W-9 is correct, (B) it is a “United States person” for United States federal income tax purposes and (C) it is not subject to backup withholding. If a United States Holder does not provide the applicable withholding agent with the correct taxpayer identification number, the United States Holder may be subject to penalties imposed by the IRS.

Certain “exempt recipients” (including, among others, generally all corporations and certain Non-United States Holders (as defined in Section 15) that meet certain certification requirements) are not subject to backup withholding. In order for a Non-United States Holder to qualify as an exempt recipient, it should submit an appropriate IRS Form W-8, signed under penalties of perjury, attesting to its exempt status. This statement can be obtained from the IRS website at www.irs.gov. See Instruction 11 of the Letter of Transmittal.
Backup withholding is not an additional tax. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.
Shareholders should consult their own tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.
For a discussion of U.S. federal income tax consequences to tendering Shareholders, see Section 15.
United States Federal Withholding Tax on Payments to Non-United States Holders.   Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the applicable withholding agent will withhold an amount equal to 30% of the gross payments payable to the Non-United States Holder or his or her agent unless (1) the applicable withholding agent determines that a reduced rate of withholding is available under a tax treaty, (2) an exemption from withholding is applicable because the Non-United States Holder meets any of the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests under Section 302 of the Internal Revenue Code of 1986, as amended (the “Code”) described in Section 15 that would characterize the transaction as a sale or exchange (as opposed to a distribution) and provides documentation to the satisfaction of the applicable withholding agent that such Non-United States Holder meets such test, or (3) an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States (and, if a treaty applies, the gross proceeds are attributable to a United States permanent establishment maintained by such Non-United States Holder) (see Section 15).
To obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the applicable withholding agent a properly completed and executed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the applicable withholding agent a properly completed and executed IRS Form W-8ECI before the payment is made. To obtain an exemption from withholding on the grounds that the transaction is characterized as a sale or exchange (as opposed to a distribution), a Non-United States Holder must provide documentation to the applicable withholding agent demonstrating to such withholding agent’s satisfaction that such Non-United States Holder meets any of the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests under Section 302 of the Code described in Section 15. Notwithstanding the foregoing, it is possible that the applicable withholding agent may not accept documentation to support characterizing the transaction as an exchange, in which case such withholding agent would withhold at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on the gross payments payable to the Non-United States Holder.
As discussed in more detail in Section 15, a Non-United States Holder may be eligible to obtain a refund from the IRS of all or a portion of any amount withheld if  (1) the Non-United States Holder meets any of the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests under Section 302 of the Code described in Section 15 that would characterize the transaction as a sale or exchange (as opposed to a distribution) with respect to which the Non-United States Holder is not subject to United States federal income tax or (2) is otherwise able to establish that no tax or a reduced amount of tax is due.
Additionally, payments of proceeds made with respect to Shares exchanged by a Non-United States Holder may be subject to FATCA withholding at a rate of 30%.
Non-United States Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the IRS refund procedure.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of Shares will be determined by the Company in our sole discretion, and will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. The Company reserves the absolute right to:
•
reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for any Shares which it determines may be unlawful;

•
waive any of the conditions of the Offer prior to the Expiration Time with respect to all tendered Shares;

•
amend the Offer; and

•
waive any defect or irregularity in any tender with respect to any particular Shares, whether or not we waive similar defects or irregularities in the case of any other Shareholder.

No tender of Shares will be deemed to have been validly made until all defects or irregularities have been cured by the tendering Shareholder or waived by the Company. The Company will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of the Company, the Depositary, the Dealer Manager, the Information Agent, any of our or their respective affiliates or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.
Return of Unpurchased Shares.    If any validly tendered Shares are not purchased pursuant to the Offer or are validly withdrawn before the Expiration Time, or if less than all Shares evidenced by a Shareholder’s certificates are tendered, certificates for unpurchased Shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the Shares, as applicable, or, in the case of Shares validly tendered by book-entry transfer, the Shares will be credited to the appropriate account maintained by the tendering Shareholder, in each case without expense to the Shareholder.
Lost, Stolen, Destroyed or Mutilated Certificates.    Shareholders whose certificate for part or all of their Shares have been lost, stolen, destroyed or mutilated may contact American Stock Transfer & Trust Company, LLC as Transfer Agent for our Shares, at the address set forth on the back cover of this Offer to Purchase. The replacement certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Shares that are tendered and accepted for payment. A bond may be required to be posted by the Shareholder to secure against the risk that the certificates may be subsequently recirculated. Shareholders are urged to contact the Transfer Agent immediately in order to permit timely processing of this Offer to Purchase and to determine if the posting of a bond is required.
CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US OR THE DEALER MANAGER OR INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US OR THE DEALER MANAGER OR INFORMATION AGENT WILL NOT BE DEEMED TO BE VALIDLY TENDERED.
4.   Withdrawal Rights
Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Time. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 midnight, New York City time, at the end of the day on August 20, 2019, the 40th business day after the commencement of the Offer, unless accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the Offer.
For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must:
•
be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•
specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares.

If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering Shareholder) and, if applicable, the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.
Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Time.
We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal. We also reserve the right to waive any defect or irregularity in the withdrawal of Shares by any Shareholder. None of the Company, the Dealer Manager, the Information Agent, the Depositary, any of our or their respective affiliates or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.
5.   Purchase of Shares and Payment of Purchase Price
On the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will (1) determine the Purchase Price we will pay for Shares validly tendered and not validly withdrawn prior to the Expiration Time, taking into account the number of Shares so tendered and the prices specified by tendering Shareholders, and (2) accept for payment and pay an aggregate purchase price of up to $75 million for Shares that are validly tendered at prices at or below the Purchase Price (including Shares tendered without a price specified) and not validly withdrawn prior to the Expiration Time. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, Shares that are validly tendered at or below the Purchase Price (including Shares tendered without a price specified) and not validly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.
On the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price per Share for all of the Shares accepted for payment pursuant to the Offer promptly after the Expiration Time only after timely receipt by the Depositary of  (1) certificates for Shares, or a timely book-entry confirmation of the deposit of Shares into the Depositary’s account at DTC, (2) a properly completed and duly executed Letter of Transmittal including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.
In the event of proration, we will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Time. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration tenders, will be returned or, to the tendering Shareholder at our expense promptly after the Expiration Time or termination of the Offer.

We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for such Shares with the Depositary, which will act as agent for tendering Shareholders for the purpose of receiving payment from us and transmitting payment to the tendering Shareholders. See the Letter of Transmittal. Under no circumstances will we pay interest on the Purchase Price, even if there is any delay in making payment. In addition, if certain events occur prior to the Expiration Time, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.
We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted to the Depositary.
6.   Conditional Tender of Shares
Under certain circumstances described in Section 1 and subject to the exception for Odd Lot Holders, if the Offer is over-subscribed, we will prorate the Shares purchased pursuant to the Offer. As discussed in Section 15, the number of Shares to be purchased from a particular Shareholder may affect the U.S. federal income tax treatment of the purchase to the Shareholder and the Shareholder’s decision whether to tender. The conditional tender alternative is being made available for Shareholders seeking to take steps to have payment for Shares sold pursuant to the Offer treated as received in a sale or exchange of such Shares by the Shareholder, rather than as a distribution to the Shareholder, for U.S. federal income tax purposes. Accordingly, a Shareholder may tender Shares subject to the condition that all or a specified minimum number of the Shareholder’s Shares tendered must be purchased if any Shares tendered are purchased. Any Shareholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering Shareholder’s responsibility to calculate the minimum number of Shares that must be purchased from the Shareholder in order for the Shareholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Shareholders are urged to consult with their own tax advisors. No assurances can be provided that a conditional tender will achieve any particular U.S. federal income tax result for any Shareholder tendering Shares.
After the Expiration Time, if the number of Shares validly tendered and not validly withdrawn at a price equal to or less than the Purchase Price and pursuant to the section of the Letter of Transmittal captioned “Shares Tendered at a Price Determined Pursuant to the Tender Offer” would result in an aggregate purchase price of more than $75 million, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of odd lots, based upon all Shares validly tendered, conditionally or unconditionally, and not validly withdrawn. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any tendering Shareholder below the minimum number specified by that Shareholder, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a Shareholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering Shareholder promptly after the Expiration Time.
After giving effect to these withdrawals, on the terms and subject to the conditions of the Offer, we will accept the remaining Shares validly tendered, conditionally or unconditionally, on a pro rata basis. If the withdrawal of conditional tenders would cause the total number of Shares to be purchased to fall below an aggregate purchase price of  $75 million, then, to the extent feasible, we will select enough of the Shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of Shares that would result in an aggregate purchase price of  $75 million. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular Shareholder as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, Shareholders whose Shares are conditionally tendered must have validly tendered all of their Shares.

If Shares having an aggregate purchase price of more than $75 million are tendered in the Offer at or below the Purchase Price (including Shares tendered without a price specified) and not validly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2% of our outstanding Shares without extending the Offer.
7.   Conditions of the Offer
Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for, Shares tendered, if at any time prior to the Expiration Time, any of the following events or circumstances shall have occurred (or shall have been reasonably determined by us to have occurred):
•
there shall have been instituted, or there shall be pending, or we shall have received notice of any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel that directly or indirectly:

•
challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer; or

•
seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal; or

•
may result in a delay in our ability to accept for payment or pay for some or all of the Shares;

•
our acceptance for payment, purchase or payment for any Shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree, injunction or order;

•
any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic foreign or supranational, which:

•
indicates that any approval or other action of any such court, government, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder; or

•
is reasonably likely to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•
there shall have occurred any of the following:

•
any decrease of more than 10% in the market price in the Dow Jones Industrial Average, the New York Stock Exchange Index, the New York Stock Exchange Composite Index, the NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on the date of this Offer to Purchase;

•
any general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States;

•
the commencement or escalation, on or after the date of this Offer to Purchase, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States;

•
any change, condition, event or development, or any condition, event or development involving a prospective change, occurs, is discovered or is threatened relating to (1) general political, market, economic, financial or industry conditions in the United States or (2) our business, general affairs, management, financial position, shareholders’ equity, income, results of operations, properties, assets, liabilities, condition (financial or otherwise), income, operations, licenses, franchises, permits or prospects, which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer; or

•
in the case of any of the preceding three bullets existing at the time of the announcement of the Offer, as applicable, a material acceleration or worsening thereof;

•
a tender or exchange offer for any or all of our outstanding Shares (other than the Offer), or any merger, amalgamation, acquisition, business combination or other similar transaction with or involving us, shall have been proposed, announced or made by any third person or entity or shall have been publicly disclosed by a third person, or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination or other similar transaction involving us;

•
we shall have learned after the date of this Offer to Purchase that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause) or otherwise (other than an Existing 5+% Holder, (2) who is an Existing 5+% Holder on or before the date of this Offer to Purchase and who acquired or proposes to acquire, whether through the acquisition of Shares, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause) or otherwise (other than by virtue of the consummation of the Offer), beneficial ownership of an additional 1% or more of our outstanding Shares, or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, after the date of this Offer to Purchase reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•
the consummation of the Offer and the purchase of Shares will cause the Shares to cease to be held of record by less than 300 persons or to be traded on or listed on the NYSE or otherwise cause the Shares to be subject to deregistration under the Exchange Act;

•
there shall have occurred any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that could reasonably be expected to materially affect, the extension of credit by banks or other lending institutions in the United States; or

•
any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, prior to the Expiration Time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Offer. See Section 16. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if our determinations are challenged by Shareholders.

8.   Prices for Shares; Dividends
Our common stock is traded on the NYSE under the symbol “TRWH.” The following table sets forth the high and low sales prices for the common stock as reported by the NYSE since our Shares began trading on the NYSE on March 29, 2019 to June 24, 2019.
	High	Low
Second quarter (through June 24, 2019)	$33.98	$27.90
March 29 – 31, 2019 period	29.95	29.00
Before March 29, 2019, Shares were traded in private transactions.
On June 24, 2019, the last trading day prior to commencement by the Company of the Offer, the last reported sale price of the Shares on the NYSE was $29.17.
You are urged to seek to obtain current market information for our Shares or advice from your financial advisor before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer and, if so, how many Shares to tender.
We had not paid cash dividends to our Shareholders in the past three years, but on June 13, 2019 our Board of Directors declared a cash dividend in the amount of  $0.10 per Share, payable July 23, 2019 to Shareholders of record as of July 9, 2019. Shareholder rights to this dividend will not be affected by the Offer. The payment of dividends in the future is subject to the continued review by the Board of Directors.
9.   Source and Amount of Funds
The Offer is not subject to a financing condition. Assuming that the Offer is fully subscribed, we expect the aggregate purchase price for the Shares, together with all related fees and expenses, to be $77 million. We intend to fund any purchase of Shares pursuant to the Offer and such fees and expense, from cash on hand.
10.   Certain Information Concerning the Company
General.   Twin River is a holding company and conducts no operating business except through its subsidiaries. Our subsidiaries operate casinos in Lincoln and Tiverton, Rhode Island; Biloxi, Mississippi and Dover, Delaware, and a race track in Colorado.
Our principal executive offices are located at 100 Twin River Road, Lincoln, Rhode Island 02865. Our telephone number at that address is (401) 475-8474, and our website address is www.twinriverwwholdings.com. The information contained on that website is neither part of, nor incorporated by reference into, this Offer to Purchase.
Available Information.   We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, their remuneration, including stock options, restricted stock, restricted stock units, performance awards and other stock-based awards under the Company’s equity-based compensation plans granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our Shareholders and filed with the SEC. We also have filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer.
The SEC maintains a website on the internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may access the Company’s publicly filed documents at this site, including the Schedule TO and the documents incorporated therein by reference. You may go to the Investors section of the Company’s website at www.investors.twinriverwwholdings.com to access the Schedule TO and related documents.
Incorporation by Reference.   The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference into this

Offer to Purchase (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):
•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

•
our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019;

•
our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 6, 2019 (as amended on May 8, 2019);

•
our Current Reports on Form 8-K as filed with the SEC on April 8, 17 and 29, 2019, May 6, 13, 14 and 22, 2019 and June 14, 2019; and

•
the description of our common stock contained in our Form 8-A filed with the SEC on March 27, 2019, including any amendment or report filed for the purposes of updating such description.

Any statement contained in any document incorporated or deemed to be incorporated by reference into this Offer to Purchase will be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained in this Offer to Purchase or any subsequently filed document that is deemed to be incorporated by reference into this Offer to Purchase modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.
You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at the address or website set forth above.
You may also request a copy of these filings, at no cost, by writing or telephoning us at the following address:
Twin River Worldwide Holdings, Inc.
100 Twin River Road
Lincoln, Rhode Island 02865
Attn: Steve Capp
Telephone: (401) 475-8243
Copies of these filings are also available, without charge, on the Investors section of our website at www.twinriverworldwideholdings.com. The information contained on our website is neither part of, nor incorporated by reference into, this Offer to Purchase.
11.   Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning the Shares
Shares Outstanding.   As of June 24, 2019, we had 41,147,497 Shares outstanding.
Interests of Directors and Executive Officers.   Members of our Board of Directors and executive officers beneficially own 14,236,592 Shares, or 34.6% of our fully diluted outstanding Shares. These amounts include (1) 63,059 Shares subject to vested compensatory options and (2) 13,083,391 Shares beneficially owned by Standard General. Soohyung Kim, a member of our Board of Directors, serves as managing partner of Standard General. Other than with respect to Standard General as discussed in this Section 11, our directors and executive officers have informed us that they do not currently intend to tender their Shares in the Offer. Shares beneficially owned by them into the Offer. Purchases of Shares pursuant to the Offer will increase the percentage equity ownership of non-tendering Shareholders, including our directors, executive officers and affiliates.
Standard General, which beneficially owns 31.8% of our outstanding Shares as of June 24, 2019, has informed us that it has not determined as of the date of this Offer to Purchase whether or not to tender any of its Shares pursuant to the Offer. However, to provide greater transparency and provide other Shareholders greater influence in determining the ultimate Purchase Price (if Standard General elects to participate), Standard General has informed us that it will notify us whether or not it intends to tender Shares into the Offer no later than six business days prior to the Expiration Time and, if it elects to participate in the Offer, to tender such Shares into the Offer by selecting the “Shares Tendered at Price Determined Pursuant to the Offer” box in the Letter of Transmittal, without specifying a price within the $29.50 to $33.00 per Share price range. We will amend this Offer to Purchase to reflect such decision.
12.   Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information with respect to the beneficial ownership of the common stock, as of June 24, 2019, by each person or entity known by us to beneficially own more than 5% of the outstanding shares of the common stock, by each of our directors, by each of our executive officers, and by all of our directors and executive officers as a group. The percentage of ownership indicated below is based on the 41,147,497 Shares outstanding as of June 24, 2019. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons listed in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.
	Shares of Common Stock Beneficially Owned
Beneficial Owners	Number of Shares	Percentage of Class
Executive Officers and Directors
Soohyung Kim(1)	13,083,391	31.8%
John E. Taylor Jr.(2)	417,811	1.0%
George T. Papanier	257,504	*
Steven H. Capp	246,812	*
Craig L. Eaton	118,248	*
Terrence Downey(3)	5,117	*
Jeffrey W. Rollins(4)	102,592	*
Wanda Y. Wilson(5)	5,117	*
Executive Officers and Directors as a group (8 persons)	14,236,592	34.6%
Over 5% Beneficial Owners
Standard RI Ltd.(1)	13,083,391	31.8%
Chatham Asset Management, LLC(6)	5,496,003	13.4%
Solus Ltd.(7)	3,118,225	7.5%
HG Vora Special Opportunities Master Fund, Ltd(8)	2,428,000	5.9%

*
Less than 1%

(1)
Consists of 13,083,391 Shares held by Standard RI Ltd. Standard General L.P. serves as investment manager to Standard RI Ltd and, in that capacity, exercises voting and investment control over the Shares held by Standard RI Ltd. Soohyung Kim is the managing partner and chief investment officer of Standard General L.P. Each of Mr. Kim and Standard General L.P. disclaims beneficial ownership of the Shares reported except to the extent of its or his pecuniary interest in such Shares. The address for Standard General L.P. is 767 Fifth Avenue, 12th Floor, New York, New York 10153.

(2)
Consists of  (a) 354,752 Shares and (b) 63,059 Shares of underlying vested equity awards held by Mr. Taylor that are not payable until the earlier of the termination of Mr. Taylor’s engagement with Twin River and a change in control of Twin River.

(3)
Consists of  (1) 3,184 restricted stock awards which vest on the first anniversary of the date of grant, subject to Mr. Downey’s continued services through such date, and (2) 1,933 restricted stock awards which vest on the earlier of the first anniversary of the date of grant or the 2020 annual meeting of Shareholders, subject to Mr. Downey’s continued services through such date, and are subject to a one year holding period after vesting.

(4)
Consists of  (1) 94,066 Shares held on margin, (2) 3,184 restricted stock awards which vest on the first anniversary of the date of grant, subject to Mr. Rollins’ continued services through such date, (3) 1,933 restricted stock awards which vest on the earlier of the first anniversary of the date of grant or the 2020 annual meeting of Shareholders, subject to Mr. Rollins’ continued services through such date, and are subject to a one-year holding period after vesting, and (4) 3,409 shares indirectly held by a limited liability corporation over which Mr. Rollins has sole voting and investment power.

(5)
Consists of  (1) 3,184 restricted stock awards which vest on the first anniversary of the date of grant, subject to Ms. Wilson’s continued services through such date, and (2) 1,933 restricted stock awards which vest on the earlier of the first anniversary of the date of grant or the 2020 annual meeting of Shareholders, subject to Ms. Wilson’s continued services through such date, and are subject to a one-year holding period after vesting.

(6)
Amounts beneficially owned by Chatham Asset Management, LLC (“Chatham Asset Management”) and other information in this Offer to Purchase are based solely on a report on Form 4 file with the SEC on June 24, 2019. Chatham Asset Management is the investment manager to Chatham Asset High Yield Master Fund, Ltd., a Cayman Islands exempted company (“Chatham Master Fund”), and other affiliated funds (collectively with Chatham Master Funds, the “Chatham Funds”). Anthony Melchiorre (“Mr. Melchiorre”) is the managing member of Chatham Asset Management. As of June 24, 2019, Chatham Master Fund held 2,377,778 Shares, and certain other affiliated funds held in aggregate of 3,118,225 Shares. Pursuant to Reg. Section 240.16a-1(1)(2), the Chatham Asset Management’s and Mr. Melchiorre’s beneficial ownership is limited to their pecuniary interest, if any, in such securities. The address for Chatham Asset Management, is 26 Main Street, Suite 204, Chatham, New Jersey 10151.

(7)
Amounts beneficially owned by Solus Ltd. are based on aggregate shares voted at the Annual Meeting of Shareholders held on June 10, 2019 and based on information available to us. The Shares are held directly by certain funds and or accounts (collectively, “Clients”) managed by Solus Alternative Asset Management LP (“Solus”). Solus GP LLC (“Solus GP”) is the general partner of Solus. Christopher Pucillo is the managing member of Solus GP. Solus, a Delaware limited partnership, is a registered investment adviser that serves as investment adviser to the Clients, and as such had discretion over the securities held by the Clients. The Clients expressly disclaim beneficial ownership of any Shares. Pursuant to Rule 16a-1(a)(1), the foregoing persons are not deemed to beneficially own the securities held by the client. The most recent report on Form 4 filed with the SEC on April 4, 2019 reported share ownership of 4,096,006.

(8)
HG Vora Capital Management, LLC, is the investment manager of the HG Vora Special Opportunities Master Fund. Ltd. Mr. Parag Vora is the managing member of HG Vora Capital Management, LLC. The address of HG Vora Special Opportunities Master Fund Ltd. is 89 Nexus Way, Camana Bay, Grand Cayman KY 1-9007.

Equity Compensation Plans.
•
Long-term incentives.   We currently have a long-term incentive plan, Twin River’s 2015 Stock Incentive Plan (the “2015 Plan”), whereby restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) may be granted based on the level of adjusted EBITDA achievement (defined as earnings before interest, taxes, depreciation and amortization, as adjusted for certain items and payments over a specified period as further described under the 2015 Plan. The compensation committee has approved grants of equity awards this year. See — Recent Securities Transactions.

•
Stock option plan.   We currently have a stock option plan, the 2010 BLB Worldwide Holdings, Inc. Stock Option Plan, as amended June 17, 2014 (the “2010 Plan”), which provides for the grant of stock options and other stock-based awards.

Executive Chair Compensation.   Pursuant to Mr. Taylor’s letter agreement, 37.5% of his compensation will be delivered in the form of RSUs and, at the end of each year, Mr. Taylor will receive additional discretionary amounts in the form of fully-vested RSUs. Vested RSUs will be settled upon the earlier of (1) Mr. Taylor’s termination of service (excluding a termination for “cause”) or (2) a “change in control.” Additionally, Mr. Taylor’s letter agreement provides for double-trigger vesting in the event of a change in control of the Company, which generally means that the equity-based awards will only vest automatically upon a change in control if the acquiring or surviving entity does not provide a replacement award (as described in the 2015 Plan) to the holder.
Recent Securities Transactions.   Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor our directors, executive officers, affiliates or subsidiaries have effected any transactions in the Shares during the 60 days prior to the date hereof, except for the following restricted stock award grants to certain of our directors:

•
On May 3, 2019, Mr. Rollins was granted 3,184 shares of restricted stock which vest in full on the first anniversary of the grant date, subject to Mr. Rollins’ continued services through such date.

•
On May 3, 2019, Mr. Downey was granted 3,184 shares of restricted stock which vest in full on the first anniversary of the grant date, subject to Mr. Downey’s continued services through such date.

•
On May 29, 2019, Ms. Wilson was granted 3,184 shares of restricted stock which vest in full on May 17, 2020, subject to Ms. Wilson’s continued services through such date.

•
On June 10, 2019, Mr. Rollins was granted 1,933 shares of restricted stock which vest on the earlier of the first anniversary of the date of grant or the 2020 annual meeting of our Shareholders, subject to Mr. Rollins’ continued services through such date, and will also be subject to a one year holding period after vesting.

•
On June 10, 2019, Mr. Downey was granted 1,933 shares of restricted stock which vest on the earlier of the first anniversary of the date of grant or the 2020 annual meeting of our Shareholders, subject to Mr. Downey’s continued services through such date, and will also be subject to a one year holding period after vesting.

•
On June 10, 2019, Ms. Wilson was granted 1,933 shares of restricted stock which vest on the earlier of the first anniversary of the date of grant or the 2020 annual meeting of our Shareholders, subject to Ms. Wilson’s continued services through such date, and will also be subject to a one year holding period after vesting.

Other Agreements and Arrangements.   Except for stock options and other stock-based awards under the Company’s equity-based compensation plans, and as otherwise described in this Offer to Purchase or the documents incorporated by reference herein, none of the Company nor, to the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. The foregoing descriptions of agreements and arrangements involving the Shares are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC.
13.   Effects of the Offer
The purchase by us of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and is likely to reduce the number of our Shareholders.
We believe that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the NYSE, we do not believe that our purchase of Shares under the Offer will cause the remaining outstanding Shares to be delisted from the NYSE. The Offer is conditioned upon, among other things, our determination that the consummation of the Offer and the purchase of Shares pursuant to the Offer will not cause our Shares to be delisted from the NYSE. See Section 7.
Our Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Shares as collateral. We believe that, following the purchase of Shares under the Offer, our Shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.
Our Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our Shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our Shareholders. We believe that our purchase of Shares pursuant to the terms of the Offer will not result in our Shares becoming eligible for deregistration under the Exchange Act.

It is a condition of our obligation to purchase Shares pursuant to the Offer that, as a result of the consummation of the Offer, there not be a reasonable likelihood that our Shares is eligible for deregistration under the Exchange Act. See Section 7.
14.   Legal Matters; Regulatory Approvals
Except as described in this Offer to Purchase, we are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer.
See Section 2 with respect to licensing requirements applicable to Shareholders.
Our obligation to accept for payment and pay for Shares under the Offer is subject to various conditions, including various legal and regulatory matters. See Section 7.
15.   Certain United States Federal Income Tax Consequences
The following discussion is a summary of certain United States federal income tax consequences to our Shareholders of an exchange of Shares for cash pursuant to the Offer. Shareholders who do not participate in the Offer will not incur any United States federal income tax as a result of the exchange of Shares for cash by other Shareholders pursuant to the Offer. This discussion is general in nature and does not include all aspects of United States federal income taxation that may be relevant to a particular Shareholder in light of the Shareholder’s particular circumstances (such as the effects of Section 451(b) of the Code), or to certain types of Shareholders subject to special treatment under United States federal income tax laws (such as insurance companies, tax-exempt organizations, governmental organizations, regulated investment companies, real estate investment trusts, “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds, United States Holders, as defined below, whose “functional currency” is not the United States dollar, partnerships or other entities treated as partnerships or pass-through entities for United States federal income tax purposes (or their investors or beneficiaries), grantor trusts, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, persons holding Shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, banks, financial institutions, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, certain expatriates or former long-term residents of the United States or personal holding companies). In addition, the discussion does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any United States tax considerations (e.g., estate or gift tax) other than United States federal income tax considerations that may be applicable to particular Shareholders. Further, this summary assumes that Shareholders hold their Shares as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Code and generally assumes that they did not receive their Shares through the exercise of employee stock options or otherwise as compensation.
This summary is based on the Code and applicable United States Treasury regulations, published rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect. Any such change could affect the continuing validity of this discussion.
This discussion is not binding on the IRS, and we have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning tax consequences of the sale of Shares to us pursuant to the Offer or that any such position would not be sustained.
As used herein, a “United States Holder” means a beneficial owner of Shares that is (1) an individual citizen or resident alien of the United States for United States federal income tax purposes, (2) a corporation (or other entity taxed as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or (4) a trust if  (a) the administration of the trust is subject to the primary supervision of a court within the

United States and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person. As used herein, a “Non-United States Holder” means a beneficial owner of Shares that is neither a United States Holder nor a partnership or other entity classified as a partnership for United States federal income tax purposes. If a partnership or other entity treated as a partnership for United States federal income tax purposes holds Shares, the tax treatment of a partner or other owner will generally depend upon the status of such person and the activities of the partnership or other entity. A partnership holding Shares and partners in such partnership should consult their own tax advisors about the United States federal income tax consequences of an exchange of Shares for cash pursuant to the Offer.
Each Shareholder is advised to consult its own tax advisor to determine the tax consequences of the Offer under United States federal tax laws (including estate and gift tax laws), under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.
Consequences to United States Holders.
Characterization of the Purchase.   An exchange of Shares for cash pursuant to the Offer generally will be treated as either a taxable sale or exchange or as a taxable distribution with respect to such Shares.
A United States Holder’s exchange of Shares for cash pursuant to the Offer will be treated as a sale or exchange of the Shares for United States federal income tax purposes pursuant to Section 302 of the Code if the exchange (1) results in a “complete termination” of the United States Holder’s stock interest in us, (2) is a “substantially disproportionate” redemption with respect to the United States Holder, or (3) is “not essentially equivalent to a dividend” with respect to the United States Holder.
In determining whether any of these tests has been met, a United States Holder must take into account not only the stock that the United States Holder actually owns, but also the stock that it constructively owns within the meaning of Section 318 of the Code (as modified by Section 302(c) of the Code). Under these constructive ownership rules, a United States Holder will be considered to own those Shares owned, directly or indirectly, by certain members of the United States Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the United States Holder has an equity interest, as well as Shares the United States Holder has an option to purchase. United States Holders should consult their own tax advisors with respect to the operation of these constructive ownership rules including with respect to the treatment of contingent options.
The purchase of a United States Holder’s Shares by us in the Offer will result in a “complete termination” of the United States Holder’s interest in our stock if either (1) all of the Shares actually and constructively owned by the United States Holder are exchanged for cash pursuant to the Offer or (2) all of the Shares actually owned by the United States Holder are exchanged for cash pursuant to the Offer and the United States Holder is eligible to waive, and effectively waives, the attribution of all Shares constructively owned by the United States Holder in accordance with the procedures described in Section 302(c)(2) of the Code. Generally, a United States Holder can only waive attribution of Shares owned by certain family members. A United States Holder may also satisfy the “complete termination” test if, in the same transaction, some of its Shares are purchased in the Offer and all of the remainder of its Shares are sold or otherwise transferred to a third party so that after the transaction the United States Holder no longer owns (actually or constructively) any Shares. United States Holders wishing to satisfy the “complete termination” test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their own tax advisors concerning the mechanics and desirability of such a waiver.
The purchase of a United States Holder’s Shares by us in the Offer will result in a “substantially disproportionate” redemption with respect to the United States Holder if, among other things, the percentage of our outstanding voting stock actually and constructively owned by the United States Holder immediately after the purchase (treating all Shares purchased by us pursuant to the Offer as not outstanding) is less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the United States Holder immediately before the purchase (treating all Shares purchased by us pursuant to the Offer as outstanding) and immediately following the purchase the United States Holder actually and constructively owns less than 50% of the total combined voting power of our stock. United States Holders should consult their own tax advisors concerning the application of the “substantially disproportionate” test to their particular circumstances.
The purchase of a United States Holder’s Shares by us in the Offer will generally be treated as “not essentially equivalent to a dividend” if it results in a meaningful reduction of the United States Holder’s proportionate interest in us. Whether a United States Holder meets this test depends on the United States Holder’s particular facts and circumstances. The IRS has indicated in published ratings that even a small reduction in the percentage interest of a Shareholder whose relative interest in a publicly held corporation is minimal (for example, an interest of 1% or less) and who exercises no control over corporate affairs should constitute a “meaningful reduction.” United States Holders should consult their own tax advisors as to whether or not this test applies to them.
Each Shareholder should be aware that because proration is expected to occur in the Offer, even if all of our Shares actually and constructively owned by a Shareholder are tendered pursuant to the Offer, less than all of the Shares tendered are expected to be purchased by us in the Offer. Thus, proration may affect whether a United States Holder’s exchange of Shares pursuant to the Offer will constitute a taxable sale or exchange pursuant to any of the three tests under Section 302 of the Code described above. Contemporaneous dispositions or acquisitions of Shares by a United States Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302 of the Code have been satisfied.
Due to the factual nature of these tests, United States Holders should consult their tax advisors to determine whether the purchase of their Shares in the Offer qualifies for sale or exchange treatment in their particular circumstances.
Sale or Exchange Treatment.   If the receipt of cash by a United States Holder in exchange for Shares pursuant to the Offer is treated as a sale or exchange (as described above) of such Shares for United States federal income tax purposes pursuant to Section 302 of the Code (as described above), the United States Holder will recognize capital gain or loss equal to the difference between (1) the amount of cash received by the United States Holder for such Shares and (2) the United States Holder’s “adjusted tax basis” for such Shares at the time of the sale. Generally, a United States Holder’s adjusted tax basis for the Shares will be equal to the cost of the Shares to the United States Holder, decreased (but not below zero) by the amount of any previous distributions treated as a tax-free return of capital. This gain or loss will be characterized as long-term capital gain or loss if the United States Holder’s holding period for the exchanged Shares exceeds one year as of the date we are treated as purchasing the Shares in the Offer for United States federal income tax purposes. A United States Holder that is an individual, trust or estate is generally eligible for a reduced rate of United States federal income tax on long-term capital gain. A United States Holder’s ability to deduct capital losses may be limited. Generally, gain or loss must be determined separately for each block of Shares (generally, Shares acquired by a United States Holder at the same cost in a single transaction) we purchase in the Offer. A United States Holder may designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as condition such tender on a minimum number of Shares being purchased. United States Holders should consult their own tax advisors concerning the mechanics and desirability of that designation or condition.
Distribution Treatment.   If a United States Holder’s receipt of cash attributable to an exchange of Shares pursuant to the Offer does not qualify for sale or exchange treatment as described above, then the full amount of cash received by the United States Holder in exchange for Shares under the Offer will be treated as a distribution to the United States Holder with respect to the United States Holder’s Shares. Such distribution will be treated as ordinary dividend income to the United States Holder to the extent of such United States Holder’s ratable share of our current and accumulated earnings and profits as determined under United States federal income tax principles. Provided certain holding period requirements and other conditions are satisfied, non-corporate United States Holders may be eligible for preferential rates on dividend income. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the United States Holder’s adjusted tax basis in the Shares exchanged in the Offer. Any amount remaining after the United States Holder’s adjusted tax basis has been reduced to zero will be taxable to the United States Holder as capital gain realized on the sale or exchange of such Shares (as described above). A United States Holder’s basis in Shares exchanged in the Offer (after any reduction as noted above) will be allocated to remaining Shares held by such United States Holder following the exchange. A dividend received by a corporate United States Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Generally, an “extraordinary dividend” is a dividend with respect to a Share that is equal to or in excess of 10% of a Shareholder’s adjusted tax basis (or fair market value upon the Shareholder’s election) in such Share. In addition, extraordinary dividends include dividends received within a one year period that, in the aggregate, equal or exceed 20% of the Shareholder’s adjusted tax basis (or fair market value). Corporate Shareholders should consult their own tax advisors regarding the United States federal tax consequences of the Offer in relation to their particular facts and circumstances.
Medicare Surtax.   An additional 3.8% tax is imposed on the “net investment income” of certain United States citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes gross income from dividends and net gain from the disposition of property, such as the Shares, less certain deductions. You should consult your tax advisor with respect to this additional tax.
United States Federal Income Tax Backup Withholding.   See Section 3 for information regarding the United States federal income tax backup withholding requirements.
Consequences to Non-United States Holders.
Sale or Exchange Treatment.   Subject to the discussion below regarding FATCA and the discussion in Section 3 regarding backup withholding, gain realized by a Non-United States Holder on an exchange of Shares for cash pursuant to the Offer generally will not be subject to United States federal income tax if the exchange is treated as a sale or exchange for United States federal income tax purposes pursuant to the tests of Section 302 of the Code described above under “Consequences to United States Holders — Characterization of the Purchase” unless (1) such gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States (and, if an applicable income tax treaty applies, the gain is attributable to a United States permanent establishment maintained by such Non-United States Holder), (2) in the case of gain realized by a Non-United States Holder that is an individual, such Non-United States Holder is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, or (3) our Shares that are exchanged constitute a “United States real property interest” with respect to the Non-United States Holder.
Non-United States Holders described in clauses (1) or (3) the preceding paragraph will be subject to United States federal income tax on a net income basis at applicable graduated United States federal income tax rates in much the same manner as if such Non-United States Holders were a resident of the United States, and in the case of a corporate Non-United States Holder described in clause (1) above, such Non-United States Holder may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty. An individual described in clause (2) above will be taxed on his or her gains at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by certain United States source capital losses of such Non-United States Holder provided that such Non-United States Holder has timely filed United States federal income tax returns with respect to such losses.
Our Shares will constitute a United States real property interest with respect to a Non-United States Holder if  (1) we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of  (a) the period during which the Non-United States Holder held such Shares or (b) the 5-year period ending on the date the Non-United States Holder exchanges such Shares pursuant to the Offer and (2) the Non-United States Holder actually or constructively owns or has owned (at any time during the shorter of such periods) more than 5% of our Shares. Although there can be no assurances, we believe that we are not a USRPHC.
Distribution Treatment.    If a Non-United States Holder does not satisfy any of the tests to qualify for sale or exchange treatment described above under “Consequences to United States Holders — Characterization of the Purchase,” the full amount received by the Non-United States Holder in exchange for Shares pursuant to the Offer will be treated as a distribution to the Non-United States Holder with respect to the Non-United States Holder’s Shares. Because qualification for sale or exchange treatment is dependent on matters of fact, the Depositary and any other withholding agent may presume, for withholding purposes, that all amounts paid to Non-United States Holders in exchange for their Shares are distributions. To obtain an exemption from withholding on the grounds that the transaction is characterized as a sale or exchange (as opposed to a distribution), a Non-United States Holder must provide documentation to the applicable withholding agent demonstrating to such withholding agent’s satisfaction that such Non-United States Holder meets one of the tests for sale or exchange treatment described above under “Consequences to United States Holders — Characterization of the Purchase.” Notwithstanding the foregoing, it is possible that the applicable withholding agent may not accept documentation to support characterizing the transaction as a sale or exchange, in which case such withholding agent would withhold on gross proceeds payable to the Non-United States Holder as described in the following paragraph.
The treatment, for United States federal income tax purposes, of any amounts treated as a distribution as a dividend, a tax-free return of capital or a capital gain from the sale of Shares, and the reallocation of the basis of the Shares purchased by us, will be determined in the manner described above under “Consequences to United States Holders — Distribution Treatment.” However, the applicable withholding agent will generally treat distributions received by a Non-United States Holder pursuant to the Offer as dividends and not as tax-free returns of capital or capital gains distributions. Subject to the discussion below regarding FATCA and the discussion in Section 3 regarding backup withholding, such dividends will generally be subject to withholding of United States federal income tax at the rate of 30% or, provided the applicable withholding agent has received proper certification of the application of an income tax treaty, such lower rate as may be specified by such income tax treaty, unless such dividends are effectively connected with a Non-United States Holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty applies, attributable to a United States permanent establishment maintained by such Non-United States Holder). Non-United States Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. If any amounts withheld exceed the Non-United States Holder’s United States federal income tax liability, such Non-United States Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.
Amounts treated as dividends that are effectively connected with a Non-United States Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment maintained by such Non-United States Holder) are generally taxed in the manner applicable to United States Holders, as described above under Consequences to “Non-United States Holders — Sale or Exchange Treatment.” In such cases, the Non-United States Holder will not be subject to withholding so long as such Non-United States Holder complies with applicable certification and disclosure requirements. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty. See Section 3 for information regarding the application of United States federal income tax withholding to payments made to Non-United States Holders.
Notwithstanding the foregoing, and subject to the discussion below regarding FATCA, even if a Non-United States Holder tenders Shares held in its own name as a holder of record and delivers to the applicable withholding agent a properly completed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable form before any payment is made so as to avoid backup withholding, the applicable withholding agent will withhold 30% of the gross proceeds unless such withholding agent determines that a reduced rate under an applicable income tax treaty or exemption from withholding is applicable.
FATCA.   Under Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance issued thereunder (“FATCA”), foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles) and certain other foreign entities must comply with information reporting rules with respect to their United States account holders and investors or be subject to a withholding tax on certain United States-source payments made to them (whether received as a beneficial owner or as an intermediary for another party). More specifically, a foreign financial institution or other applicable foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments generally include United States-source payments otherwise subject to nonresident withholding tax (e.g., United States-source dividends) and, subject to proposed regulations described below, gross proceeds from the sale of any equity instruments of United States issuers. Because the applicable withholding agent will generally treat amounts received by a Non-United States Holder with respect to our purchase of Shares under the Offer as dividends, such amounts will be treated as withholdable payments and payments to a foreign financial institution or other applicable foreign entity that does not comply with the FATCA reporting requirements will be subject to the FATCA withholding tax. Amounts withheld under FATCA will also satisfy the withholding tax described above under “Consequences to Non-United States Holders — Distribution Treatment,” but are not eligible for reduction by income tax treaties. An intergovernmental agreement between the United States and an applicable foreign government may modify these requirements.
The IRS recently issued proposed Treasury Regulations that eliminate withholding on payments of gross proceeds. Pursuant to the proposed Treasury Regulations, any withholding agent may (but is not required to) rely on this proposed change to FATCA withholding until the final regulations are issued or the proposed regulations are withdrawn.
We will not pay any additional amounts to Shareholders in respect of any amounts withheld, including pursuant to FATCA. Shareholders should consult their own tax advisors regarding FATCA in relation to their particular facts and circumstances.
This discussion is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a particular Shareholder in light of the Shareholder’s particular circumstances, or to certain types of Shareholders subject to special treatment under United States federal income tax laws. You are advised to consult with your own tax advisor to determine the particular tax consequences to you of the Offer, including the applicability and effect of state, local and foreign tax laws and income tax treaties.
16.   Extension of the Offer; Termination; Amendment
We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 has occurred or has been deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving notice of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Shares not theretofore accepted for payment or paid for, subject to applicable law, by giving oral or written notice of such termination to the Depositary and making a public announcement of such termination. We further reserve the right, in our sole discretion, to postpone payment for Shares, upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such postponement to the Depositary and making a public announcement of such postponement.
Subject to compliance with applicable law, we further reserve the right, in our sole discretion, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration per Share offered to Shareholders pursuant to the Offer, by decreasing or increasing the aggregate purchase price of Shares being sought in the Offer, adding additional conditions or otherwise).
If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) promulgated under the Exchange Act. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we:
•
increase the maximum price to be paid above $33.00 per Share or decrease the price to be paid below $29.50 per Share or otherwise change the price range at which we are offering to purchase Shares in the Offer;

•
increase the aggregate purchase price for Shares being sought in the Offer and such increase would result in the prospective purchase of a number of Shares exceeding 2% of our outstanding Shares; or

•
decrease the aggregate purchase price for Shares being sought in the Offer; and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that announcement of any such change is first published, sent or given in the manner specified in this Section 16, the Offer will be extended until a date that is on or after the expiration of such period of ten business days.
Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the Offer will be disseminated promptly to Shareholders in a manner reasonably designed to inform Shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a newswire service.
17.   Fees and Expenses
We have retained American Stock Transfer & Trust Company, LLC to act as Depositary, Moelis & Company, LLC to act as Dealer Manager and MacKenzie Partners, Inc. to act as Information Agent in connection with the Offer. The Dealer Manager and Information Agent may contact holders of Shares by mail, e-mail, telephone and in person and may request brokers, dealers, commercial banks, and other nominee Shareholders to forward materials relating to the Offer to beneficial owners. The Dealer Manager, the Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.
We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other persons (other than fees to the Depositary as described above) for soliciting tenders of Shares pursuant to the Offer or otherwise. Shareholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominee Shareholders are urged to consult the brokers, dealers or other nominee Shareholders to determine whether transaction costs may apply if Shareholders tender Shares through the brokers, dealers or other nominee Shareholders and not directly to the Depositary. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or an agent of the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares pursuant to the Offer, except as otherwise provided in Section 5.
Certain officers and employees of the Company may render services in connection with the Offer but will not receive any additional compensation for such services.
18.   Miscellaneous
We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.
Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

After the completion of the Offer, we may purchase Shares in the open market subject to market conditions, or pursuant to the terms of equity incentive awards or in private transactions, exchange offers, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to Shareholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the Shares, the results of the Offer, our business and financial condition and general economic and market conditions.
We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or to documents to which we have referred you. Our delivery of this Offer to Purchase will not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of the Company or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Depositary or any of our or their affiliates.
June 25, 2019	TWIN RIVER WORLDWIDE HOLDINGS, INC.

The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each Shareholder of the Company who wishes to tender Shares in the Offer or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:
The Depositary for the Offer is:
American Stock Transfer & Trust Company, LLC
Operations Center
Attention: Reorganization Department
6201 15th Avenue
Brooklyn, NY 11219
(800) 937-5449
By Facsimile Transmission (for Eligible Institutions Only): (718) 234-5001
Confirm Facsimile Transmission: (877) 248-6417
Delivery of the letter of transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.
Questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery or the other Offer materials may be directed to the Information Agent at the telephone number and address set forth below. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer. To confirm delivery of Shares, Shareholders are directed to contact the Depositary.
The Dealer Manager for the Offer is:

Moelis & Company LLC
399 Park Avenue, 5th Floor
New York, New York 10022
(800) 346-8848
The Information Agent for the Offer is:

MacKenzie Partners, Inc.
1407 Broadway
New York, New York 10018
Call Collect: (212) 929-5500
or
Call Toll-Free: (800) 322-2885
Email: tenderoffer@mackenziepartners.com